   As Filed with the Securities and Exchange Commission on November 15, 1995
                                                       REGISTRATION NO. 33-
           POST-EFFECTIVE AMENDMENT NO. 2 TO REGISTRATION STATEMENT NO. 33-49965 POST-EFFECTIVE AMENDMENT NO. 4 TO REGISTRATION STATEMENT NO. 33-57104 POST-EFFECTIVE AMENDMENT NO. 3 TO REGISTRATION STATEMENT NO. 33-53306
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                  ------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                                  ------------
                          CHEMICAL BANKING CORPORATION
             (Exact name of registrant as specified in its charter)

           DELAWARE                   270 PARK AVENUE              13-2624428
  (State or other jurisdiction    New York, New York 10017      (I.R.S. Employer
of incorporation or organization)      (212) 270-6000          Identification No.)

         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                                  ------------
                              JOHN B. WYNNE, ESQ.
                          CHEMICAL BANKING CORPORATION
                                270 PARK AVENUE
                            NEW YORK, NEW YORK 10017
                                 (212) 270-7122
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   COPIES TO:

            PETER J. TOBIN                           WILLIAM H. MCDAVID, ESQ.
   CHEMICAL BANKING CORPORATION                   CHEMICAL BANKING CORPORATION
            270 PARK AVENUE                               270 PARK AVENUE
      NEW YORK, NEW YORK 10017                       NEW YORK, NEW YORK 10017

       JEREMIAH L. THOMAS, ESQ.                        C. ALLEN PARKER, ESQ.
      SIMPSON THACHER & BARTLETT                     CRAVATH, SWAINE & MOORE
         425 LEXINGTON AVENUE                            WORLDWIDE PLAZA
      NEW YORK, NEW YORK 10017                          625 EIGHTH AVENUE
                                                     NEW YORK, NEW YORK 10019

                                  ------------
        APPROXIMATE DATE OF COMMENCEMENT OF THE PROPOSED SALE TO THE PUBLIC:
FROM TIME TO TIME AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT AS DETERMINED BY MARKET CONDITIONS.
                                  ------------
        IF THE ONLY SECURITIES BEING REGISTERED ON THIS FORM ARE BEING OFFERED PURSUANT TO DIVIDEND OR INTEREST REINVESTMENT PLANS, PLEASE CHECK THE FOLLOWING BOX. / /

        IF ANY OF THE SECURITIES BEING REGISTERED ON THIS FORM ARE TO BE OFFERED ON A DELAYED OR CONTINUOUS BASIS PURSUANT TO RULE 415 UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OTHER THAN SECURITIES OFFERED ONLY IN CONNECTION WITH DIVIDEND OR INTEREST REINVESTMENT PLANS, PLEASE CHECK THE FOLLOWING BOX. /X/


                                                  CALCULATION OF REGISTRATION FEE
=================================================================================================================================
                                                                        PROPOSED               PROPOSED
                                                                        MAXIMUM                MAXIMUM
                 TITLE OF EACH CLASS OF          AMOUNT TO BE      OFFERING PRICE PER         AGGREGATE            AMOUNT OF
             SECURITIES TO BE REGISTERED(1)    REGISTERED(2)(3)    UNIT OR SHARE(3)(4)   OFFERING PRICE(4)(5)   REGISTRATION FEE
=================================================================================================================================
Debt Securities, Debt Warrants, Preferred
  Stock, Depositary Shares(6), Preferred
  Stock Warrants, Common Stock(7), Common
  Stock Warrants and Currency Warrants.....           --                   --               $3,000,000,000          $600,000
---------------------------------------------------------------------------------------------------------------------------------
Capital Securities(9).....................            --                   --                     --                  --
=================================================================================================================================

(1) This Registration Statement also covers (i) contracts which may be issued by the Registrant under which the counterparty may be required to purchase Debt Securities, Preferred Stock, Depositary Shares or Common Stock, (ii) Debt Securities, Preferred Stock and Common Stock which may be issued upon exercise of Securities Warrants and (iii) such indeterminate amount of securities as may be issued in exchange for, or upon conversion of, as the case may be, the securities registered hereunder. Such contracts as set forth in clause (i) of the preceding sentence would be issued with the Debt Securities, Preferred Stock, Depositary Shares, Common Stock and/or Securities Warrants. In addition, any other securities registered hereunder may be sold separately or in units with other securities registered hereunder.

(2) If any Debt Securities are issued at an original issue discount, then such greater principal amount as shall result in an aggregate initial offering price of $3,000,000,000. In no event will the aggregate initial offering price of Debt Securities, Debt Warrants, Preferred Stock, Depositary Shares, Preferred Stock Warrants, Common Stock, Common Stock Warrants and Currency Warrants issued under this Registration Statement and not previously registered under the Securities Act of 1933, as amended (the "Securities Act"), exceed $3,000,000,000 or the equivalent thereof in one or more foreign currencies or composite currencies, including European Currency Units.

(3) Not specified as to each class of securities to be registered pursuant to General Instruction II.D of Form S-3 under the Securities Act.

(4) The proposed maximum offering price per unit will be determined from time to time by the Registrant in connection with, and at the time of, the issuance by the Registrant of the securities registered hereunder.

(5) Estimated solely for the purposes of computing the registration fee pursuant to Rule 457(o) of the Rules and Regulations of the Securities and Exchange Commission under the Securities Act.

(6) Such indeterminate number of Depositary Shares to be evidenced by Depositary Receipts issued pursuant to a Deposit Agreement. In the event the Registrant elects to offer to the public fractional interests in shares of the Preferred Stock registered hereunder, Depositary Receipts will be distributed to those persons purchasing such fractional interests and such shares will be issued to the Depositary under the Deposit Agreement.

(7) Includes Junior Participating Preferred Stock purchase rights. Prior to the occurrence of certain events, purchase rights for units of Junior Participating Preferred Stock will not be evidenced separately from the Common Stock.

(8) No separate consideration will be received for any securities registered hereunder that are issued in exchange for, or upon conversion of, or upon exercise of warrants related to, other securities registered hereunder.

(9) The maximum amount of Capital Securities to be registered with respect to a series of subordinated Debt Securities is equal to the aggregate principal amount of the subordinated Debt Securities of such series divided by the Market Value (as defined in the applicable Indenture) of the Capital Securities on the date of issuance. No additional consideration will be paid for the Capital Securities registered hereunder.

        THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.

        PURSUANT TO RULE 429 OF THE RULES AND REGULATIONS OF THE SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT, THIS REGISTRATION STATEMENT CONTAINS A COMBINED PROSPECTUS THAT ALSO RELATES TO A REGISTRATION STATEMENT ON FORM S-3 (NO. 33-49965) (RELATING TO AN AGGREGATE $2,500,000,000 OF DEBT SECURITIES, DEBT WARRANTS, PREFERRED STOCK, DEPOSITARY SHARES, PREFERRED STOCK WARRANTS, COMMON STOCK, COMMON STOCK WARRANTS, CURRENCY WARRANTS AND CAPITAL SECURITIES) PREVIOUSLY FILED BY THE REGISTRANT AND DECLARED EFFECTIVE ON NOVEMBER 12, 1993; A REGISTRATION STATEMENT ON FORM S-3 (NO. 33-57104) (RELATING TO, AMONG OTHER SECURITIES, AN AGGREGATE $3,000,000,000 PRINCIPAL AMOUNT OF DEBT SECURITIES) PREVIOUSLY FILED BY THE REGISTRANT AND DECLARED EFFECTIVE ON FEBRUARY 1, 1993; AND A REGISTRATION STATEMENT ON FORM S-3 (NO. 33-53306) (RELATING TO, AMONG OTHER SECURITIES, AN AGGREGATE INITIAL OFFERING PRICE OF $750,000,000 OF PREFERRED STOCK) PREVIOUSLY FILED BY THE REGISTRANT AND DECLARED EFFECTIVE ON JANUARY 22, 1993. THIS REGISTRATION STATEMENT CONSTITUTES POST-EFFECTIVE AMENDMENT NO. 2 TO REGISTRANT'S REGISTRATION STATEMENT ON FORM S-3 (NO. 33-49965); POST-EFFECTIVE AMENDMENT NO. 4 TO REGISTRANT'S REGISTRATION STATEMENT ON FORM S-3 (NO. 33-57104); AND POST-EFFECTIVE AMENDMENT NO. 3 TO REGISTRANT'S REGISTRATION STATEMENT ON FORM S-3 (NO. 33-53306) AND EACH SUCH POST-EFFECTIVE AMENDMENT SHALL HEREAFTER BECOME EFFECTIVE CONCURRENTLY WITH THE EFFECTIVENESS OF THIS REGISTRATION STATEMENT AND IN ACCORDANCE WITH SECTION 8(c) OF THE SECURITIES ACT.
================================================================================

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                 SUBJECT TO COMPLETION, DATED NOVEMBER 15, 1995


                                                                      PROSPECTUS

                                                                          (LOGO)

                          Chemical Banking Corporation
                                Debt Securities
                                Preferred Stock
                                  Common Stock
                                    Warrants
    Chemical Banking Corporation (the "Company") intends to issue from time to time in one or more series its (i) unsecured debt securities, which may either be senior (the "Senior Securities") or subordinated (the "Subordinated Securities"; the Senior Securities and the Subordinated Securities being referred to collectively as the "Debt Securities"), (ii) warrants to purchase the Debt Securities (the "Debt Warrants"), (iii) shares of preferred stock, par value $1 per share (the "Preferred Stock"), which may be issued in the form of depositary shares evidenced by depositary receipts (the "Depositary Shares"),
(iv) warrants to purchase the Preferred Stock or Depositary Shares ("Preferred Stock Warrants"), (v) shares of common stock, par value $1 per share (the "Common Stock"), (vi) warrants to purchase shares of Common Stock ("Common Stock Warrants"; the Debt Warrants, Preferred Stock Warrants and Common Stock Warrants being referred to herein collectively as the "Securities Warrants"); and (vii) currency warrants entitling the holder to receive the cash value in U.S. dollars of the right to purchase or the right to sell foreign currencies or composite currencies, including European Currency Units ("ECU") (the "Currency Warrants"), having an aggregate initial public offering price not to exceed $4,845,800,000 or the equivalent thereof in one or more foreign currencies or composite currencies, including ECU, on terms to be determined at the time of sale. The Debt Securities, Preferred Stock, Depositary Shares, Common Stock, Securities Warrants and Currency Warrants offered hereby (collectively, the "Offered Securities") may be offered, separately or as units with other Offered Securities, in separate series in amounts, at prices and on terms to be determined at the time of sale and to be set forth in a supplement to this Prospectus (a "Prospectus Supplement").

    The Senior Securities will rank equally with all other unsubordinated and unsecured indebtedness of the Company. The Subordinated Securities will be subordinate to all existing and future Senior Indebtedness and, under certain circumstances, Additional Senior Obligations, each as defined herein. The holders of Subordinated Securities of any series may be obligated at maturity to exchange such Subordinated Securities for Capital Securities of the Company. Unless otherwise indicated in the applicable Prospectus Supplement, the maturity of the Subordinated Securities will be subject to acceleration only in the event of certain events of bankruptcy or reorganization of the Company. See "Description of Debt Securities".

    The specific terms of the Offered Securities in respect of which this Prospectus is being delivered, such as, where applicable (i) in the case of Debt Securities, the specific designation, aggregate principal amount, currency, denomination, maturity, priority, interest rate (which may be variable or fixed), time of payment of interest, terms for optional redemption or repayment or for sinking fund payments, terms for conversion into or exchange for Capital Securities or other Offered Securities, the designation of the Trustee acting under the applicable Indenture and the initial public offering price; (ii) in the case of Preferred Stock, the specific title and stated value, number of shares or fractional interests therein, and the dividend, liquidation, redemption, conversion, voting and other rights, the initial public offering price, and whether interests in the Preferred Stock will be represented by Depositary Shares; (iii) in the case of Common Stock, the initial offering price; (iv) in the case of Securities Warrants, the duration, offering price, exercise price and detachability thereof; (v) in the case of Currency Warrants, whether the Currency Warrants are call warrants or put warrants, the currency to which U.S. dollars will be compared, the method of determining the cash value payable upon exercise of such Currency Warrants, the aggregate amount, offering price and exercise period of such Currency Warrants, the risks associated with such Currency Warrants and the manner of and any restrictions on the exercise of such Currency Warrants (see "Risk Factors Relating to Currency Warrants"); and
(vi) in the case of all Offered Securities, whether such Offered Security will be offered separately or as a unit with other Offered Securities, will be set forth in the accompanying Prospectus Supplement. The Prospectus Supplement will also contain information, where applicable, about certain United States Federal income tax considerations relating to, and any listing on a securities exchange of, the Offered Securities covered by the Prospectus Supplement.

    The Offered Securities may be sold for public offering to underwriters or dealers, which may be a group of underwriters represented by one or more managing underwriters. In addition, the Offered Securities may be sold directly by the Company or through agents designated from time to time. See "Plan of Distribution". The names of any such agents, dealers or managing underwriters, and of any underwriters, involved in the sale of the Offered Securities in respect of which this Prospectus is being delivered and the applicable agent's commission, dealer's purchase price or underwriter's discount will be set forth in the Prospectus Supplement. The net proceeds to the Company from such sale will also be set forth in the Prospectus Supplement. Any underwriters, dealers or agents participating in the offering of Offered Securities may be deemed "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"). The Company may also issue the Offered Securities to one or more persons in exchange for outstanding securities of the Company acquired by such persons from third parties in open market transactions or in privately negotiated transactions. The newly issued Offered Securities in such cases may be offered pursuant to this Prospectus and the applicable Prospectus Supplement by such persons acting as principal for their own accounts, at market prices prevailing at the time of sale, at prices otherwise negotiated or at fixed prices. Unless otherwise indicated in the applicable Prospectus Supplement, the Company will only receive outstanding securities and will not receive cash proceeds in connection with such exchanges or sales. See "Plan of Distribution".

    This Prospectus and the related Prospectus Supplement may be used by direct or indirect wholly-owned subsidiaries of the Company in connection with offers and sales related to secondary market transactions in Offered Securities. Such subsidiaries may act as principal or agent in such transactions. Such sales will be made at prices related to prevailing market prices at the time of sale.

    THIS PROSPECTUS MAY NOT BE USED TO CONSUMMATE SALES OF OFFERED SECURITIES UNLESS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT. THE DEBT SECURITIES WILL BE UNSECURED OBLIGATIONS OF THE COMPANY, WILL NOT BE OBLIGATIONS OF A DEPOSITORY INSTITUTION AND WILL NOT BE INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                             ---------------------

                 THE DATE OF THIS PROSPECTUS IS NOVEMBER 15, 1995.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the offices of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as at the following regional offices of the
Commission: Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511, and Seven World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can also be obtained from the Commission's Public Reference Section, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington D.C. 20549, at prescribed rates. Certain of the Company's securities are listed on the New York Stock Exchange, and reports, proxy material and other information concerning the Company may be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed with the Commission by the Company are incorporated by reference in this Prospectus:

          (a) The Company's Annual Report on Form 10-K for the year ended December 31, 1994;

          (b) The Company's Quarterly Report on Form 10-Q for the quarters ended March 31, 1995, June 30, 1995 and September 30, 1995;

          (c) The Company's Current Reports on Form 8-K dated January 3, 1995, January 19, 1995, March 14, 1995, April 19, 1995, May 5, 1995, June 20,
     1995, July 20, 1995, August 27, 1995, October 18, 1995 and October 26,
     1995; and

          (d) The descriptions of the Common Stock, the Preferred Stock and the purchase rights for units of Junior Participating Preferred Stock set forth in the Company's Registration Statements filed pursuant to Section 12 of the Exchange Act and any amendment or report filed for the purpose of updating those descriptions.

     All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the Offered Securities offered hereby shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in the accompanying Prospectus Supplement, or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     THE COMPANY WILL FURNISH WITHOUT CHARGE TO EACH PERSON TO WHOM THIS PROSPECTUS IS DELIVERED, UPON THE WRITTEN OR ORAL REQUEST OF SUCH PERSON, A COPY OF ANY OR ALL OF THE DOCUMENTS INCORPORATED HEREIN BY REFERENCE, OTHER THAN EXHIBITS TO SUCH DOCUMENTS (UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE INTO SUCH DOCUMENTS). REQUESTS SHOULD BE DIRECTED TO: CHEMICAL BANKING CORPORATION, 270 PARK AVENUE, NEW YORK, NEW YORK 10017, ATTENTION:
OFFICE OF THE SECRETARY, TELEPHONE (212) 270-4040.

     Unless otherwise indicated, currency amounts in this Prospectus and any Prospectus Supplement are stated in United States dollars ("$", "dollars", "U.S. dollars" or "U.S.$").

                          CHEMICAL BANKING CORPORATION

GENERAL

     The Company is a bank holding company organized under the laws of Delaware in 1968 and registered under the Bank Holding Company Act of 1956, as amended (the "BHCA"). The Company conducts domestic and international financial services businesses through various bank and non-bank subsidiaries. The principal bank subsidiaries of the Company are Chemical Bank, a New York banking corporation ("Chemical Bank"), and Texas Commerce Bank National Association, a subsidiary of Texas Commerce Equity Holdings, Inc., a bank holding company subsidiary of the Company ("Texas Commerce").

     At December 31, 1994, the Company had total assets of approximately $171.4 billion and stockholders' equity of approximately $10.7 billion. As of that date, the Company ranked as the third largest bank holding company in the United States in terms of total assets, and Chemical Bank ranked as the fourth largest bank in the United States in terms of deposits. At December 31, 1994, Chemical Bank had total assets of approximately $133.5 billion, total loans of approximately $62.3 billion and total deposits of approximately $78.2 billion. Texas Commerce is the second largest bank holding company in Texas in terms of total deposits and, as of December 31, 1994, had total assets of approximately $20.0 billion. The Company owns a 40% interest in The CIT Group Holdings, Inc. ("CIT"), which engages in diversified financial services activities, including asset-based financing and leasing, sales financing and factoring.

Pending Merger with The Chase Manhattan Corporation

     On August 28, 1995, the Company and The Chase Manhattan Corporation ("Chase") announced a definitive agreement to merge in a stock-for-stock transaction that will create the largest bank in the United States. The merger agreement provides that each outstanding share of Chase common stock will be exchanged for 1.04 shares of the Company's common stock on a tax-free basis and that all of Chase's series of preferred stock will be exchanged for similar preferred stock of the Company. The merger is expected to qualify as a "pooling of interests" for accounting and financial reporting purposes. It is currently anticipated that the merger, which is subject to approval by the shareholders of both institutions as well as Federal and state regulatory authorities, will be completed by the end of the first quarter of 1996. The new institution, which will adopt the Chase name, will have nearly $300 billion in assets and $20 billion in shareholders' equity. It is estimated that annual cost savings from the merger will be $1.5 billion, to be achieved within three years following the merger, by consolidating operations and eliminating redundant costs. This figure represents approximately 16 percent of combined 1995 operating expenses. It is anticipated that the new entity will take a pre-tax merger charge of $1.5 billion.

BUSINESS

     The activities of the Company and its subsidiaries are internally organized, for management information purposes, into various lines of business. A brief description of each principal line of business, as of March 31, 1995, is presented below. The number and composition of these lines of business are subject to change from time to time to reflect the Company's management organization.

Global Bank

     The Global Bank is organized into four principal management entities: (i) Banking and Corporate Finance (worldwide wholesale client management and venture capital activities); (ii) Structured Finance (acquisition finance, loan syndications, high-yield securities and mergers and acquisitions); (iii) Asia, Europe and Global Markets (securities, foreign exchange and derivatives trading, the Company's treasury functions and the administration of the international branch system in Asia and Europe); and (iv) Emerging Markets (cross-border investment banking, local merchant banking and trade finance).

Regional Bank

     The Regional Bank includes New York Markets (consumer banking and commercial and professional banking); Retail Card Services; National Consumer Business; Middle Market (regional commercial banking); Private Banking; Chemical New Jersey Holdings, Inc.; and Geoserve (cash management, funds transfer, trade, corporate trust and securities services worldwide). The Regional Bank maintains a leading market share position in serving the financial needs of middle market commercial enterprises and small businesses in the New York metropolitan area. Private Banking serves a high net worth clientele with banking, advisory and investment services.

Texas Commerce

     Texas Commerce is a leader in providing financial products and services to businesses and individuals throughout Texas. Texas Commerce is the primary bank for more large corporations and middle market companies than any other bank in Texas with 115 locations statewide.

                CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES

     The following are the consolidated ratios of earnings to fixed charges and the ratios of earnings to combined fixed charges and preferred stock dividend requirements for each of the periods indicated:

                                                                        YEAR ENDED DECEMBER 31,
                                                                    --------------------------------
                                                                    1994   1993   1992   1991   1990
                                                                    ----   ----   ----   ----   ----
Earnings to Fixed Charges:
  Excluding Interest on Deposits..................................  2.0    2.2    1.7    1.1    1.1
  Including Interest on Deposits..................................  1.5    1.5    1.3    1.0    1.1
Earnings to Combined Fixed Charges and Preferred Stock Dividend
  Requirements:
  Excluding Interest on Deposits..................................  1.9    2.0    1.6    1.0    1.1
  Including Interest on Deposits..................................  1.4    1.5    1.2    1.0    1.0

     For purposes of computing the ratios of earnings to fixed charges and of earnings to combined fixed charges and preferred stock dividend requirements, earnings represent net income from continuing operations plus total taxes based on income and fixed charges. Fixed charges, excluding interest on deposits, include interest expense (other than on deposits), one-third (the proportion deemed representative of the interest factor) of rents, net of income from subleases, and capitalized interest. Fixed charges, including interest on deposits, include all interest expense, one-third (the proportion deemed representative of the interest factor) of rents, net of income from subleases, and capitalized interest.

                                USE OF PROCEEDS

     The net proceeds to be received by the Company from the sale of the Offered Securities offered hereby will be added to the general funds of the Company and will be available for general corporate purposes, which may include the reduction of short-term indebtedness, equity investments in or extensions of credit to its bank and non-bank subsidiaries, the reduction of outstanding long-term indebtedness of the Company, the redemption of certain of the Company's outstanding preferred stock, or the financing of possible business expansion. Pending specific application, the net proceeds will be invested temporarily or applied to the reduction of short-term indebtedness. Except as otherwise described in a Prospectus Supplement, specific application of the proceeds to such purposes will not have been made at the date of the applicable Prospectus Supplement, although the management of the Company will have determined that funds should be raised at that time in anticipation of the future funding requirements of the Company or its subsidiaries or in anticipation of repayments of borrowings or redemptions of preferred stock.

                         DESCRIPTION OF DEBT SECURITIES

GENERAL

     The following description of the terms of the Debt Securities sets forth certain general terms and provisions of the Debt Securities to which any Prospectus Supplement may relate. The particular terms of any Debt Securities and the extent, if any, to which such general provisions may apply to such Debt Securities will be described in the Prospectus Supplement relating to such Debt Securities.

     The Senior Securities will be issued from time to time in series under an Indenture dated as of December 1, 1989 between the Company and The Chase Manhattan Bank (National Association), as Trustee (the "Senior Indenture"). The Subordinated Securities will be issued from time to time in series under an Indenture dated as of April 1, 1987, as amended and restated as of December 15, 1992, between the Company and Morgan Guaranty Trust Company of New York, as succeeded to by First Trust of New York (National Association), as Trustee (the "Subordinated Indenture"). The Senior Indenture and the Subordinated Indenture are herein referred to collectively as the "Indentures".

     The statements under this caption are brief summaries of certain provisions contained in the Indentures, do not purport to be complete and are qualified in their entirety by reference to the Indentures, copies of which are exhibits to the Registration Statement of which this Prospectus is a part. Numerical references in parentheses below are to sections of the applicable Indenture. Wherever capitalized terms are used but not defined herein, such terms shall have the meanings assigned to them in the applicable Indenture, it being intended that such referenced sections of the Indentures and such defined terms shall be incorporated herein by reference.

     Neither Indenture limits the amount of Debt Securities which may be issued thereunder and Debt Securities may be issued under either of the Indentures up to the aggregate principal amount which may be authorized from time to time by the Company. The Senior Securities will be unsecured and will rank on a parity with all other unsecured and unsubordinated indebtedness of the Company. The Subordinated Securities will be unsecured and will be subordinated and junior to all Senior Indebtedness (as defined below under "Subordinated
Securities -- Subordination") and, in certain circumstances relating to the dissolution, winding-up, liquidation or reorganization of the Company, to all Additional Senior Obligations (as defined below under "Subordinated
Securities -- Subordination") to the extent set forth below under "Subordinated Securities". Since the Company is a holding company, the right of the Company to participate in any distribution of assets of any subsidiary, including Chemical Bank and Texas Commerce, upon such subsidiary's liquidation or reorganization or otherwise (and thus the ability of holders of the Debt Securities to benefit indirectly from such distribution), is subject to the prior claims of creditors of that subsidiary, except to the extent that the Company may itself be recognized as a creditor of that subsidiary. Claims on the Company's subsidiaries by creditors other than the Company include long-term debt and substantial obligations with respect to deposit liabilities, Federal funds purchased, securities sold under repurchase agreements, commercial paper and other short-term borrowings.

     The Debt Securities may be issued in one or more separate series of Senior Securities and/or one or more separate series of Subordinated Securities. Reference is made to the Prospectus Supplement relating to the particular series of Debt Securities offered thereby for the terms of such Debt Securities, including, where applicable: (i) the specific title of such Debt Securities;
(ii) any limit on the aggregate principal amount or aggregate initial offering price of such Debt Securities; (iii) the purchase price of such Debt Securities (expressed as a percentage of the principal amount thereof); (iv) the date or dates on which the principal of such Debt Securities will be payable and the provisions, if any, for extension of such payment date or dates; (v) the rate or rates per annum at which such Debt Securities will bear interest, if any, including the rate of interest, if any, applicable to overdue payments of principal, or the method by which any such rate or rates will be determined and the dates on which such interest, if any, will be payable, the record dates for such interest payment dates and the date from which such interest, if any, will accrue; (vi) the place or places where the principal of (and premium, if any) and interest, if any, with respect to the Debt Securities will be payable; (vii) the terms of any mandatory or optional redemption provisions applicable to the Debt Securities; (viii) the terms of any sinking fund and analogous provisions with respect to the Debt Securities; (ix) authorized denominations of the Debt Securities (if other than denominations of $1,000 and integral multiples thereof); (x) if other than the currency of the United States, the currency or currencies, including ECU and other composite currencies, in which payment of the principal of (and premium, if any) and interest, if any, on the Debt Securities will be payable (which may be different for principal, premium and interest); (xi) if the principal of (and premium, if any) or interest, if any, on such Debt Securities are to be payable at the election of the Company or a holder thereof in one or more currencies or composite currencies, the currencies or composite currencies in which payment may be made and the manner of making such election; (xii) any provisions relating to the conversion or exchange of such Debt Securities; (xiii) the index, if any, with reference to which the amount of payments of principal of (and premium, if any) or interest, if any, on such Debt Securities will be determined; (xiv) whether such Debt Securities are Senior Securities or Subordinated Securities, or include both; (xv) the portion of the principal amount of such Debt Securities which will be payable upon declaration of acceleration of the maturity thereof, if other than the principal amount thereof; (xvi) any Events of Default applicable to such Debt Securities (if not set forth in the applicable Indenture); (xvii) if such Debt Securities are Senior Securities, whether the provisions of the Senior Indenture relating to "Defeasance and Covenant Defeasance" will be applicable to such series of Debt

Securities; (xviii) whether any of such Debt Securities are to be issuable in permanent global form; (xix) the terms of any Currency Warrants or Securities Warrants being offered with such Debt Securities; and (xx) any other specific terms of such Debt Securities (including any covenants applicable to the Debt Securities if not set forth in the applicable Indenture).

     The Debt Securities offered hereby will be issued only in fully registered form without coupons. The Indentures also provide that Debt Securities of a series may be issued as permanent global Debt Securities. See "Permanent Global Debt Securities" below. No service charge will be made for any transfer or exchange of the Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

     Unless otherwise provided in the applicable Prospectus Supplement, principal of (and premium, if any) and interest, if any, on the Debt Securities will be payable, and the Debt Securities offered hereby will be transferable or exchangeable, at the corporate trust office of Chemical Bank in New York City, provided that payment of interest on any Debt Securities may be made at the option of the Company by check mailed to the registered holders of the Debt Securities at their registered addresses. The Company will have the right to require a holder of any Debt Security, in connection with the payment of the principal of (and premium, if any) and interest, if any, on such Debt Security, to certify information to the Company or, in the absence of such certification, the Company will be entitled to rely on any legal presumption to enable the Company to determine its duties and liabilities, if any, to deduct or withhold taxes, assessments or governmental charges from such payment.

     If the principal of (and premium, if any) or interest, if any, on any Debt Securities are to be payable in any currency other than U.S. dollars or, at the election of the Company or a holder thereof, in one or more currencies or composite currencies, or if any index is used to determine the amount of payments of principal of (and premium, if any) or interest, if any, on any series of Debt Securities, any special Federal income tax, accounting and other considerations applicable thereto will be described in the Prospectus Supplement relating thereto.

     Some of the Debt Securities may be issued as original issue discount Debt Securities (bearing no interest or interest at a rate which at the time of issuance is below market rates), to be sold at a discount below their stated principal amount. Federal income tax, accounting and other special considerations applicable to any such original issue discount Debt Securities will be described in the Prospectus Supplement relating thereto.

     Neither Indenture contains any restriction on the Company's ability to enter into a highly leveraged transaction or any provision affording special protection to holders of Debt Securities in the event the Company engages in a highly leveraged transaction. Further, neither Indenture contains any provisions that would provide protection to holders of Debt Securities upon a sudden and dramatic decline in the credit quality of the Company resulting from a takeover, recapitalization or similar restructuring of the Company.

     The Debt Securities of certain series may be issued under the Indentures upon the exercise of Securities Warrants issued with other Debt Securities or upon exchange or conversion of exchangeable or convertible Debt Securities. The specific terms of any such Securities Warrants, the specific terms of exchange or conversion of any such Debt Securities and the specific terms of the Debt Securities issuable upon the exercise of any such Securities Warrants or upon any such exchange or conversion will be described in the Prospectus Supplement relating to any Debt Securities issued with Securities Warrants or any such exchangeable or convertible Debt Securities.

SENIOR SECURITIES

     The Senior Securities will be direct, unsecured obligations of the Company and will constitute Senior Indebtedness issued on a parity with the other Senior Indebtedness of the Company. As of December 31, 1994, Senior Indebtedness and Additional Senior Obligations of the Company aggregated approximately $7.7 billion. See "Subordinated Securities -- Subordination" below.

     Limitation on Disposition of Stock of Chemical Bank. The Senior Indenture contains a covenant by the Company that, so long as any of the Senior Securities are outstanding, but subject to the rights of the

Company in connection with its consolidation with or merger into another person or a sale of the Company's assets, neither the Company nor any Intermediate Subsidiary will sell, assign, transfer, grant a security interest in or otherwise dispose of any shares of, or securities convertible into, or options, warrants or rights to subscribe for or purchase shares of, Voting Stock of Chemical Bank (except to the Company or an Intermediate Subsidiary), nor will the Company or any Intermediate Subsidiary permit Chemical Bank to issue any shares of, or securities convertible into, or options, warrants or rights to subscribe for or purchase shares of, Voting Stock of Chemical Bank, nor will the Company permit any Intermediate Subsidiary that owns any shares of, or securities convertible into, or options, warrants or rights to subscribe for or purchase shares of, Voting Stock of Chemical Bank to cease to be an Intermediate Subsidiary, unless (i) any such sale, assignment, transfer, grant of a security interest or other disposition is made for fair market value, as determined by the Board of Directors of the Company (the "Board of Directors") or such Intermediate Subsidiary, and (ii) the Company and any one or more Intermediate Subsidiaries will collectively own at least 80% of the issued and outstanding Voting Stock of Chemical Bank (or any successor to Chemical Bank) free and clear of any security interest after giving effect to such transaction. The foregoing, however, shall not preclude Chemical Bank from being consolidated with or merged into another domestic banking corporation, if after such merger or consolidation the Company, or any successor thereto in a permissible merger, and any one or more Intermediate Subsidiaries own or owns at least 80% of the Voting Stock of the resulting bank and, giving effect to the transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have happened and be continuing. An Intermediate Subsidiary is defined in the Senior Indenture as a Subsidiary (i) that is organized under the laws of any domestic jurisdiction and (ii) of which all the shares of each class of capital stock issued and outstanding, and all securities convertible into, and options, warrants and rights to subscribe for or purchase shares of, such capital stock, are owned directly by the Company, free and clear of any security interest. The limitation on the disposition of the Voting Stock of Chemical Bank does not prevent Chemical Bank from engaging in a sale of assets to the extent otherwise permitted by the Senior Indenture. (Section 1006).

     Events of Default. The Senior Indenture defines an Event of Default with respect to any series of Senior Securities as any one of the following events:
(i) default in payment of interest on any Senior Security of that series and continuance of such default for 30 days; (ii) default in the payment of principal of (or premium, if any, on) any Senior Security of that series at Maturity; (iii) default in the deposit of any sinking fund payment, when and as due by the terms of a Senior Security of that series, and continuance of such default for 5 days; (iv) failure by the Company for 60 days after due notice in performance of any other of the covenants or warranties in the Senior Indenture (other than a covenant or warranty included in the Senior Indenture solely for the benefit of a series of Senior Securities other than that series); (v)(A) failure by the Company to pay indebtedness for money borrowed, including Senior Securities of other series, in an aggregate principal amount exceeding $25,000,000, at the later of final maturity or upon the expiration of any applicable period of grace with respect to such principal amount or (B) acceleration of the maturity of any of the Company's indebtedness for money borrowed, including Senior Securities of other series, in an aggregate principal amount exceeding $25,000,000, if such failure to pay or acceleration results from a default under the instrument giving rise to, or securing, such indebtedness for money borrowed and is not rescinded or annulled within 30 days after due notice, unless such default is contested in good faith by appropriate proceedings; (vi) certain events of bankruptcy, insolvency or reorganization of the Company or Chemical Bank; and (vii) any other Event of Default provided with respect to Senior Securities of that series. (Section 501).

     If any Event of Default with respect to Senior Securities of any series at the time Outstanding occurs and is continuing, either the Trustee or the holders of not less than 25% in principal amount of the Outstanding Senior Securities of that series may declare the principal amount (or, if the Senior Securities of that series are Original Issue Discount Securities, such portion of the principal amount as may be specified in the terms of that series) of all Senior Securities of that series to be due and payable immediately (provided that no such declaration is required upon certain events of bankruptcy); but upon certain conditions such declaration may be annulled and past defaults (except, unless theretofore cured, a default in payment of principal of (or premium, if any) or interest on the Senior Securities of that series and certain other specified defaults) may be waived by the holders of a majority in principal amount of the Outstanding Senior Securities of that series on behalf of the holders of all Senior Securities of that series. (Sections 502 and 513).

     Reference is made to the Prospectus Supplement relating to each series of Senior Securities which are Original Issue Discount Securities for the particular provisions relating to acceleration of the Maturity of a portion of the principal amount of such Original Issue Discount Securities upon the occurrence of an Event of Default and the continuation thereof.

     The Senior Indenture provides that the Trustee will, within 90 days after the occurrence of a default known to it with respect to Senior Securities of any series at the time Outstanding with respect to which it is trustee, give to the holders of the Outstanding Senior Securities of that series notice of such default if uncured or not waived, provided that, except in the case of default in the payment of principal of (or premium, if any) or interest, if any, on any Senior Security of that series, or in the payment of any sinking fund installment which is provided for such series, such Trustee will be protected in withholding such notice if such Trustee in good faith determines that the withholding of such notice is in the interest of the holders of the Outstanding Senior Securities of such series and, provided further, that such notice shall not be given until 60 days after the occurrence of a default with respect to Outstanding Senior Securities of any series in the performance of a covenant in the Senior Indenture other than for the payment of the principal of (or premium, if any) or interest, if any, on any Senior Security of such series or the deposit of any sinking fund payment with respect to the Senior Securities of such series. The term "default" with respect to any series of Outstanding Senior Securities for the purpose only of this provision means any event which is, or after notice or lapse of time or both would become, an Event of Default with respect to Senior Securities of such series. (Section 602).

     The Senior Indenture provides that, subject to the duty of the Trustee during default to act with the required standard of care, the Trustee will not be under any obligation to exercise any of its rights or powers under the Senior Indenture at the request or direction of any of the holders, unless such holders shall have offered to the Trustee reasonable security or indemnity. (Section
603). The Senior Indenture provides that the holders of a majority in principal amount of Outstanding Senior Securities of any series may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee for that series, or exercising any trust or other power conferred on such Trustee, provided that such Trustee may decline to act if such direction is contrary to law or the Senior Indenture. (Section 512).

     The Senior Indenture includes a covenant that the Company will file annually with the Trustee a certificate of no default, or specifying any default that exists. (Section 1007).

     Defeasance and Covenant Defeasance. The Senior Indenture provides, if such provision is made applicable to the Senior Securities of any series pursuant to
Section 301 of the Senior Indenture (which will be indicated in the Prospectus Supplement applicable thereto), that the Company may elect (i) to defease and be discharged from all of its obligations with respect to such Senior Securities then outstanding (except for the obligations to register the transfer or exchange of such Senior Securities, to replace temporary or mutilated, destroyed, lost or stolen Senior Securities, to maintain an office or agency in respect of the Senior Securities and to hold moneys for payment in trust) ("defeasance") and/or (ii) to be released from its obligations with respect to such Senior Securities then outstanding under Section 1005 and Section 1006 (and any other sections applicable to such Senior Securities that are determined pursuant to Section 301 to be subject to covenant defeasance) and the consequences of the occurrence of an event of default specified in Section 501(4) (insofar as it is with respect to Section 1005, Section 1006 or any other section applicable to such Senior Securities that is determined pursuant to
Section 301 to be subject to covenant defeasance) or Section 501(5) of the Senior Indenture (Section 1005 containing the covenant to pay taxes and other claims, Section 1006 containing the restrictions described above under "Limitation on Disposition of Stock of Chemical Bank" and Sections 501(4) and 501(5) containing the provisions described above under "Events of Default" relating to covenant defaults and cross-defaults, respectively) ("covenant defeasance"), in either case upon the deposit with the Trustee (or other qualifying trustee), in trust for such purpose, of money, and/or U.S. Government Obligations which through the payment of principal and interest in accordance with their terms will provide money in an amount sufficient, without reinvestment, to pay the principal of (and premium, if any) and interest, if any, on such Senior Securities to maturity or redemption, as the case may be, and any mandatory sinking fund or analogous payments thereon. As a condition to defeasance or covenant defeasance, the Company must deliver to the Trustee an Opinion of Counsel (as specified in the Senior Indenture) to the effect that the holders of such Senior Securities will not recognize income, gain or loss for

Federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred. Such opinion, in the case of defeasance under clause (i) above, must refer to and be based upon a ruling of the Internal Revenue Service issued to the Company or published as a revenue ruling or upon a change in applicable Federal income tax law, in any such case after the date of the Senior Indenture.

     Under current Federal income tax law, defeasance would likely be treated as a taxable exchange of such Senior Securities for interests in the defeasance trust. As a consequence, a holder would recognize gain or loss equal to the difference between the holder's cost or other tax basis for such Senior Securities and the value of the holder's proportionate interest in the defeasance trust, and thereafter would be required to include in income a proportionate share of the income, gain or loss, as the case may be, of the defeasance trust. Under current Federal income tax law, covenant defeasance would ordinarily not be treated as a taxable exchange of such Senior Securities. Purchasers of such Senior Securities should consult their own advisors with respect to the tax consequences to them of such defeasance and covenant defeasance, including the applicability and effect of tax laws other than the Federal income tax law.

     If the Company exercises its covenant defeasance option with respect to any series of Senior Securities, payment of such Senior Securities may not be accelerated by reference to the covenants relating to covenant defeasance described above. The Company may exercise its defeasance option with respect to such Senior Securities notwithstanding its prior exercise of its covenant defeasance option. If the Company exercises its defeasance option, payment of such Senior Securities may not be accelerated because of any Event of Default. If the Company exercises its defeasance option or covenant defeasance option and an acceleration were to occur, the realizable value at the acceleration date of the money and U.S. Government Obligations in the defeasance trust could be less than the principal and interest then due on such Senior Securities, in that the required deposit in the defeasance trust is based upon scheduled cash flows rather than market value, which will vary depending upon interest rates and other factors.

     The Prospectus Supplement may further describe the provisions, if any, applicable to defeasance or covenant defeasance with respect to the Senior Securities of a particular series.

     Modification of the Indenture. Modification and amendments of the Senior Indenture may be made by the Company and the Trustee with the consent of the holders of not less than a majority in principal amount of each series of Outstanding Senior Securities affected thereby, by executing supplemental indentures adding any provisions to or changing or eliminating any of the provisions of the Senior Indenture or modifying the rights of the holders of Outstanding Senior Securities of such series, except that no such supplemental indenture may (i) change the Stated Maturity of any Senior Security of any series, or reduce the principal amount thereof (or premium, if any, thereon), or reduce the rate of payment of interest thereon, or change certain other provisions relating to the yield of the Senior Securities or change the currency or currencies in which the same is payable; (ii) reduce the aforesaid percentage of Outstanding Senior Securities of any series, the consent of the holders of which is required for any supplemental indenture, or reduce the percentage of principal amount of Outstanding Senior Securities necessary for waiver of compliance with certain provisions of the Senior Indenture or for waiver of certain covenants and defaults; or (iii) modify the provisions of the Senior Indenture relating to modification and amendment of the Senior Indenture. The Senior Indenture provides, however, that each of the amendments and modifications listed in clauses (i) through (iii) above may be made with the consent of the holder of each Outstanding Senior Security affected thereby. (Section 902).

     Consolidation, Merger and Sale of Assets. The Company, without the consent of the holders of any of the Senior Securities under the Senior Indenture, may consolidate with or merge into any other person or transfer or lease its assets substantially as an entirety to any person or may permit any corporation to merge into the Company, provided that: (i) the successor is a person organized under the laws of any domestic jurisdiction; (ii) the successor person, if other than the Company, assumes the Company's obligations on the Senior Securities and under the Senior Indenture; (iii) after giving effect to the transaction, no Event of

Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing; and (iv) certain other conditions are met. (Section 801).

     Outstanding Senior Securities. The Senior Indenture provides that, in determining whether the holders of the requisite principal amount of Outstanding Senior Securities have given any request, demand, authorization, direction, notice, consent or waiver, (i) the portion of the principal amount of an Original Issue Discount Security that shall be deemed to be Outstanding for such purpose shall be that portion of the principal amount thereof that would be due and payable as of the date of such determination upon acceleration of the Maturity thereof; (ii) the portion of the principal amount of a Senior Security denominated in a foreign or composite currency or currencies that shall be deemed to be Outstanding for such purpose shall be the U.S. dollar equivalent, determined on the date of original issuance of such Senior Security, of the principal amount (or, in the case of an Original Issue Discount Security, the U.S. dollar equivalent on the date of original issuance of such Senior Security of the amount determined as provided in (i) above) of such Senior Security;
(iii) the portion of the principal amount of a Senior Security for which the amount of payments of principal of and any premium or interest on such Senior Security may be determined with reference to an index that shall be deemed to be Outstanding for such purpose shall be determined as of the date of original issuance of such Senior Security; and (iv) Senior Securities owned by the Company, any of its Affiliates or any other obligor upon the Senior Securities shall not be deemed to be Outstanding. (Section 101).

SUBORDINATED SECURITIES

     The Subordinated Securities will be direct, unsecured obligations of the Company. The obligations of the Company pursuant to the Subordinated Securities will be subordinate in right of payment to all Senior Indebtedness and, in certain circumstances relating to the dissolution, winding-up, liquidation or reorganization of the Company, to all Additional Senior Obligations, whether outstanding as of the date hereof or hereafter created, assumed or incurred, as discussed below under "Subordination". The Subordinated Indenture does not contain any restriction on the amount of Senior Indebtedness or Additional Senior Obligations which the Company may incur.

     Unless otherwise indicated in the applicable Prospectus Supplement, the maturity of the Subordinated Securities will be subject to acceleration only in the event of certain events of bankruptcy or reorganization of the Company. See "Defaults and Waiver Thereof" below.

     The holders of Subordinated Securities of a specified series that are convertible into Common Stock ("Subordinated Convertible Securities") will be entitled at certain times specified in the Prospectus Supplement relating to such Subordinated Convertible Securities, subject to prior redemption, repayment or repurchase, to convert any Subordinated Convertible Securities of such series into Common Stock, at the conversion price set forth in such Prospectus Supplement, subject to adjustment and to such other terms as are set forth in such Prospectus Supplement.

     The holders of Subordinated Securities of any series may be obligated at maturity, or at any earlier time as set forth in the Prospectus Supplement relating to such series, to exchange them for Capital Securities of the Company. The terms of any such exchange and the Capital Securities issuable upon such exchange will be described in the Prospectus Supplement relating to such series of Subordinated Securities. (Article Seventeen). "Capital Securities" may consist of Common Stock, perpetual preferred stock or other capital securities of the Company acceptable to its primary Federal banking regulator. Currently, the Company's primary Federal banking regulator is the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"). Whenever Subordinated Securities are exchangeable for Capital Securities, the Company will be obligated to deliver Capital Securities with a market value equal to the principal amount of such Subordinated Securities. In addition, the Company will unconditionally undertake, at the expense of the Company, to sell the Capital Securities in a sale (the "Secondary Offering") on behalf of any holders who elect to receive cash for the Capital Securities. The Common Stock is described below under "Description of Common Stock." A general description of the preferred stock of the Company is set forth below under "Description of Preferred Stock".

     The staff of the Commission has advised the Company that Rule 13e-4 of the Commission's rules and regulations relating to tender offers by issuers, as currently in effect and interpreted, would be applicable to the exchange of Subordinated Securities of any series for Capital Securities and to any Secondary Offering. If, at the time of the exchange of Subordinated Securities of any series for Capital Securities and the Secondary Offering, Rule 13e-4 (or any successor rule or rules) applies to such transactions, the Company will comply with such rule (or any successor rule or rules) and will afford holders of such Subordinated Securities all rights and will make all filings required by such rule (or successor rule or rules). If fewer than all of the Subordinated Securities of a series may be exchanged for Capital Securities pursuant to the terms of such Subordinated Securities, the particular Subordinated Securities to be exchanged shall be selected by the Trustee utilizing a method the Trustee deems fair and equitable, provided that such method shall comply with the requirements of applicable law, including Federal securities law.

     Subordination. The Subordinated Securities will be subordinate in right of payment as provided in the Subordinated Indenture to all Senior Indebtedness and, under certain circumstances, to all Additional Senior Obligations.

     The Subordinated Indenture provides that "Senior Indebtedness" shall mean the principal of (and premium, if any) and interest on (i) all indebtedness of the Company for money borrowed, whether outstanding on the date of execution of the Subordinated Indenture or thereafter created, assumed or incurred, except
(A) Subordinated Securities issued under the Subordinated Indenture, (B) Antecedent CBC Subordinated Indebtedness (as hereinafter defined), (C) Assumed MHC Subordinated Indebtedness (as hereinafter defined) and (D) such other indebtedness of the Company which by its terms is expressly stated to be not superior in right of payment to the Subordinated Securities or to rank pari passu in right of payment with the Subordinated Securities (such other indebtedness hereinafter referred to as "Other Subordinated Indebtedness") and
(ii) any deferrals, renewals or extensions of any such Senior Indebtedness. The term "indebtedness of the Company for money borrowed" shall mean any obligation of, or any obligation guaranteed by, the Company for the repayment of money borrowed, whether or not evidenced by bonds, debentures, notes or other written instruments, and any deferred obligation for payment of the purchase price of property or assets.

     The Subordinated Indenture also provides that "Additional Senior Obligations" shall mean all indebtedness of the Company, whether outstanding on December 15, 1992 or thereafter created, assumed or incurred, for claims in respect of derivative products such as interest and foreign exchange rate contracts, commodity contracts and similar arrangements; provided, however, that Additional Senior Obligations do not include claims in respect of Senior Indebtedness or obligations which, by their terms, are expressly stated to be not superior in right of payment to the Subordinated Securities or to rank pari passu in right of payment with the Subordinated Securities. For purposes of this definition, "claim" shall have the meaning assigned thereto in Section 101(4) of the United States Bankruptcy Code of 1978, as amended and in effect on December 15, 1992.

     At December 31, 1994, an aggregate principal amount of approximately $750 million of Subordinated Securities and an aggregate principal amount of approximately $100 million of Other Subordinated Indebtedness was outstanding.

     At December 31, 1994, Antecedent CBC Subordinated Indebtedness included the following outstanding subordinated indebtedness of the Company issued prior to December 15, 1992: (i) the 10 1/8% Subordinated Capital Notes Due 2000; (ii) the 9 3/4% Subordinated Capital Notes Due 1999; (iii) the 8 1/2% Subordinated Notes Due 2002; (iv) the 8 5/8% Subordinated Debentures Due 2002; (v) the 8 1/8% Subordinated Notes Due 2002; (vi) the 10 3/8% Subordinated Notes Due 1999; and
(vii) the Floating Rate Subordinated Capital Note Due 1998. At December 31, 1994, an aggregate principal amount of approximately $1.05 billion of Antecedent CBC Subordinated Indebtedness was outstanding.

     At December 31, 1994, Assumed MHC Subordinated Indebtedness included the following outstanding subordinated indebtedness of the Company which was assumed by the Company as a result of the Merger: (i) the Floating Rate Subordinated Notes Due 1997; and (ii) the 8 1/2% Subordinated Capital Notes Due February 15, 1999. At

December 31, 1994, an aggregate principal amount of approximately $242 million of Assumed MHC Subordinated Indebtedness was outstanding.

     The Subordinated Securities will be subordinate in right of payment as provided in the Subordinated Indenture to all Senior Indebtedness. No payment pursuant to the Subordinated Securities or exchange for Capital Securities may be made, and no holder of the Subordinated Securities shall be entitled to demand or receive any such payment or exchange, unless all amounts of principal (and premium, if any) and interest, if any, then due with respect to all Senior Indebtedness shall have been paid in full or duly provided for, and unless at the time of such payment or exchange and immediately after giving effect thereto, there shall not exist with respect to any such Senior Indebtedness any event of default permitting the holders thereof to accelerate the maturity thereof or any event which, with notice or lapse of time or both, would become such an event of default. Such subordination will not prevent the occurrence of any default in respect of the Subordinated Securities. See "Defaults and Waivers Thereof " below for limitations on the rights of acceleration. (Article Sixteen).

     Upon any distribution of the assets of the Company upon dissolution, winding-up, liquidation or reorganization, (i) the holders of Senior Indebtedness will be entitled to receive payment in full of principal (and premium, if any) and interest, if any, before any payment or distribution is made on the Subordinated Securities, and (ii) if, after giving effect to the operation of clause (i) above, (A) amounts remain available for payment or distribution in respect of the Subordinated Securities and (B) creditors in respect of Additional Senior Obligations have not received payment in full of amounts due or to become due thereon or payment of such amounts has not been duly provided for, then such amounts available for payment or distribution in respect of the Subordinated Securities shall first be applied to pay or provide for the payment in full of all such Additional Senior Obligations before any payment may be made on the Subordinated Securities.

     The Subordinated Securities will not be subordinated to indebtedness of the Company which is not Senior Indebtedness or Additional Senior Obligations, and the creditors of the Company who do not hold Senior Indebtedness or Additional Senior Obligations will not benefit from the subordination provisions described herein. In the event of the bankruptcy or reorganization of the Company before or after maturity of the Subordinated Securities (and prior to any exchange or conversion thereof), such other creditors would rank pari passu in right of payment with holders of the Subordinated Securities, subject, however, to the broad equity powers of a Federal bankruptcy court pursuant to which such court may, among other things, reclassify the claims of holders of any series of Subordinated Securities into a class of claims having a different relative priority with respect to the claims of such other creditors or any other claims against the Company.

     No series of subordinated debt securities of the Company (including, without limitation, the Subordinated Securities, the Antecedent CBC Subordinated Indebtedness, the Assumed MHC Subordinated Indebtedness and the Other Subordinated Indebtedness), is subordinated to any other series of subordinated debt securities of the Company. However, Antecedent CBC Subordinated Indebtedness is subordinated, by its terms, only to Senior Indebtedness; Subordinated Securities and Other Subordinated Indebtedness will be subordinated, by their terms, to Senior Indebtedness and, in certain circumstances relating to the dissolution, winding-up, liquidation or reorganization of the Company, to Additional Senior Obligations; and Assumed MHC Subordinated Indebtedness is subordinated, by its terms, to Senior Indebtedness, Additional Senior Obligations and all other obligations of the Company to its creditors other than any obligation of the Company as is by its terms expressly stated to be not superior in right of payment to or to rank pari passu in right of payment with such Assumed MHC Subordinated Indebtedness. As a result of the differences between the subordination provisions applicable to the Subordinated Securities, the Antecedent CBC Subordinated Indebtedness, the Assumed MHC Subordinated Indebtedness and the Other Subordinated Indebtedness, in the event of a dissolution, winding-up, liquidation or reorganization of the Company, the holders of Subordinated Securities and Other Subordinated Indebtedness may receive less, ratably, than the holders of Antecedent CBC Subordinated Indebtedness, but more, ratably, than the holders of Assumed MHC Subordinated Indebtedness.

     Limitation on Disposition of Voting Stock of Chemical Bank. With respect to Subordinated Securities, the Subordinated Indenture contains no covenant that the Company will not sell, transfer or otherwise dispose of any shares of, or securities convertible into, or options, warrants or rights to subscribe for or purchase shares of, voting stock of Chemical Bank, nor does it prohibit Chemical Bank from issuing any shares of, securities convertible into, or options, warrants or rights to subscribe for or purchase shares of, voting stock of Chemical Bank. However, the Subordinated Indenture does contain a covenant by the Company, for the exclusive benefit of the Antecedent CBC Subordinated Indebtedness and subject to the provisions described below under "Consolidation, Merger and Sale of Assets," that the Company will not sell, transfer or otherwise dispose of any shares of, or securities convertible into, or options, warrants or rights to subscribe for or purchase shares of, voting stock of Chemical Bank, nor will it permit Chemical Bank to issue any shares of, securities convertible into, or options, warrants or rights to subscribe for or purchase shares of, voting stock of Chemical Bank, with the following exceptions: (i) issuances or sales of directors' qualifying shares; (ii) issuances or sales of shares to the Company; (iii) sales or other dispositions or issuances for fair market value, as determined by the Board of Directors, if after giving effect to such sales, dispositions or issuances and to the issuance of any shares issuable upon conversion of convertible securities or upon the exercise of options, warrants or rights, the Company would own directly or indirectly through subsidiaries not less than 80% of the issued and outstanding shares of voting stock of Chemical Bank; (iv) sales or other dispositions or issuances made in compliance with an order or direction of a court or regulatory authority of competent jurisdiction; and (v) sales of voting stock by Chemical Bank to its shareholders if such sales do not reduce the percentage of shares of voting stock owned by the Company. (Section 5.07).

     Defaults and Waiver Thereof. The Subordinated Indenture defines an Event of Default with respect to any series of Subordinated Securities as (i) any one of certain events of bankruptcy or reorganization affecting the Company and (ii) any other Event of Default specifically provided for by the terms of such series of Subordinated Securities, as described in the Prospectus Supplement relating thereto. (Section 7.01). In case an Event of Default shall have occurred and be continuing with respect to any series of Subordinated Securities then outstanding under the Subordinated Indenture, the Trustee or the holders of at least 25% in aggregate principal amount of the Subordinated Securities of that series which are then outstanding may declare the principal (or, in the case of original issue discount Subordinated Securities, such lesser amount of principal as may be provided therein) of all Subordinated Securities of that series to be due and payable immediately in cash, but such declaration may be annulled, and certain past defaults may be waived, by the holders of not less than a majority in aggregate principal amount of the Subordinated Securities of that series, upon the conditions provided in the Subordinated Indenture. (Section 7.01). The right of the holders of Subordinated Securities of a series to demand payment in cash would exist upon the occurrence and continuance of an Event of Default before or after the stated maturity of the Subordinated Securities of such series, so long as the Subordinated Securities of such series have not been exchanged or converted as provided in the Subordinated Indenture. Any such right to payment in cash would, in the event of the bankruptcy or reorganization of the Company, be subject as to enforcement to the broad equity powers of a Federal bankruptcy court and to the determination by that court of the nature and status of the payment claims of the holders of the Subordinated Securities. Prior to any declaration accelerating the maturity of the Subordinated Securities of any series, the holders of a majority in aggregate principal amount of the Subordinated Securities of that series at the time outstanding may on behalf of the holders of all Subordinated Securities of that series waive any past default or Event of Default and its consequences, except a default in the payment of the principal of (or premium, if any) or interest, if any, on the Subordinated Securities of that series. (Section 7.07).

     Unless otherwise provided in the terms of a series of Subordinated Securities, there will be no right of acceleration of the payment of principal of the Subordinated Securities of such series upon a default in the payment of principal or interest or a default in the performance of any covenant or agreement in the Subordinated Securities or the Subordinated Indenture. In the event of a default in the payment of interest or principal (including the delivery of any Capital Securities in exchange for Subordinated Securities) or the performance of any covenant or agreement in the Subordinated Securities or the Subordinated Indenture, the Trustee may, subject to certain limitations and conditions, seek to enforce payment of such interest or principal (including the delivery of any Capital Securities in exchange for Subordinated Securities) or the performance of such covenant or agreement.

     The Subordinated Indenture provides that the Trustee shall, within 90 days after the occurrence of a default with respect to the Subordinated Securities of any series, give to the holders of the Subordinated Securities of that series notice of all uncured defaults known to it (the term "default" being defined to include the events specified above without grace periods or notice), provided, that except in the case of an Event of Default that relates to the bankruptcy or reorganization of the Company or a default in payment of principal (or premium, if any) or interest, if any, in respect of the Subordinated Securities of that series, or the obligation to deliver Capital Securities in exchange for such Subordinated Securities, the Trustee shall be protected in withholding such notice if and so long as the board of directors or trustees, the executive committee or a trust committee of directors or responsible officers or both, of the Trustee, in good faith determines that the withholding of such notice is in the interest of such holders. (Section 7.08). The Company will be required to furnish to the Trustee annually an officers' certificate as to the absence of defaults under the Subordinated Indenture. (Section 5.06).

     Subject to the provisions of the Subordinated Indenture relating to the duties of the Trustee, the Trustee will be under no obligation to exercise any of its rights or powers under the Subordinated Indenture at the request, order or direction of any of the holders of the Subordinated Securities, unless such holders shall have offered to the Trustee reasonable security or indemnity. Subject to such provision for security or indemnification, the holders of a majority in principal amount of the Subordinated Securities of any series then outstanding under the Subordinated Indenture will have the right to direct the time, method and place of conducting any proceeding for any remedy available to, or exercising any trust or power conferred on, the Trustee with respect to the Subordinated Securities of such series. (Sections 7.07 and 8.02).

     Modification of the Indenture. The Subordinated Indenture contains provisions permitting the Company and the Trustee, with the consent of the holders of not less than a majority in principal amount of the Subordinated Securities at the time outstanding of each series affected by such modification, to modify the Subordinated Indenture or any supplemental indenture or the rights of the holders of the Subordinated Securities, provided that no such modification shall, without the consent of the holder of each Subordinated Security affected thereby: (i) change the stated maturity date of the principal of, or any installment of principal of or interest on, any such Subordinated Security; (ii) reduce the principal amount of (or premium, if any) or interest, if any, on any such Subordinated Security; (iii) reduce the portion of the principal amount of an original issue discount Subordinated Security payable upon acceleration of the maturity thereof; (iv) reduce any amount payable upon redemption of any Subordinated Security; (v) change the place or places where, or the coin or currency in which, any Subordinated Security or any premium or the interest thereon is payable; (vi) change the definition of "Market Value";
(vii) impair the right of any holders of Subordinated Securities of any series to receive on any Exchange Date for Subordinated Securities of such series Capital Securities with a Market Value equal to that required by the terms of the Subordinated Securities; (viii) impair the conversion rights of any holders of Subordinated Securities of a series entitled to the conversion rights set forth in Article Nineteen of the Subordinated Indenture; (ix) impair the right of a holder to institute suit for the enforcement of any payment on or with respect to any such Subordinated Security (including any right of redemption at the option of the holder of such Subordinated Security) or impair any rights to the delivery of Capital Securities in exchange for any Subordinated Security or to require the Company to sell Capital Securities in a Secondary Offering or to require the delivery of Common Stock, Debt Securities or other property upon conversion of Subordinated Securities; (x) reduce the above-stated percentage of Subordinated Securities of any series the consent of the holders of which is necessary to modify or amend the Subordinated Indenture or reduce the percentage of Subordinated Securities of any series the holders of which are required to waive any past default or Event of Default; or (xi) modify the foregoing requirements. (Section 11.02).

     The Subordinated Indenture permits the Company and the Trustee to amend the Subordinated Indenture in certain circumstances without the consent of the holders of Subordinated Securities to evidence the merger of the Company or the replacement of the Trustee, to effect modifications which do not affect any series of Subordinated Securities already outstanding and for certain other purposes. (Section 11.01).

     Consolidation, Merger and Sale of Assets. The Company may not merge or consolidate with any other corporation or sell or convey all or substantially all of its assets as an entirety to any other corporation, unless (i) either the Company shall be the continuing corporation or the successor corporation shall expressly assume the payment of the principal of (including issuance and delivery of Capital Securities) (and premium, if any) and interest, if any, on the Subordinated Securities and the performance and observance of all the covenants and conditions of the Subordinated Indenture binding upon the Company, and (ii) the Company or such successor corporation shall not, immediately after such merger or consolidation or such sale or conveyance, be in default in the performance of any such covenant or condition. (Article Twelve).

PERMANENT GLOBAL DEBT SECURITIES

     If any Debt Securities are to be issued in permanent global form, the Prospectus Supplement relating thereto will describe the circumstances, if any, under which beneficial owners of interests in any such permanent global Debt Security may exchange such interests for Debt Securities of such series and like tenor of any authorized form and denomination. Principal of (and premium, if any) and interest, if any, on a permanent global Debt Security will be payable in the manner described in the Prospectus Supplement relating thereto. Persons holding beneficial interests in such a permanent global Debt Security will, pursuant to arrangements between such persons and the depository (the record holder of the global Debt Security), be treated as holders of the Debt Security for other purposes to the extent specified in writing by such depository.

INFORMATION CONCERNING THE TRUSTEES

     The Company, Chemical Bank and certain other subsidiaries of the Company maintain deposits with, and conduct other banking transactions with, the Trustees under each of the Indentures in the ordinary course of business. First Trust of New York (National Association) is trustee under indentures of the Company pursuant to which Senior Indebtedness is outstanding.

                         DESCRIPTION OF PREFERRED STOCK

     The following description of the terms of the Preferred Stock sets forth certain general terms and provisions of the Preferred Stock to which any Prospectus Supplement may relate. Certain terms of any series of the Preferred Stock offered by any Prospectus Supplement will be described in the Prospectus Supplement relating to such series of the Preferred Stock. If so indicated in the Prospectus Supplement, the terms of any such series may differ from the terms set forth below. The description of certain provisions of the Preferred Stock set forth below and in any Prospectus Supplement does not purport to be complete and is subject to and qualified in its entirety by reference to the Certificate of Designations relating to such series of the Preferred Stock which will be filed with the Commission promptly after the offering of such series of Preferred Stock. A form of Certificate of Designations is filed as an exhibit to the Registration Statement to which this Prospectus relates.

GENERAL

     Under the Company's Restated Certificate of Incorporation, the Board of Directors of the Company (the "Board of Directors") is authorized, without further stockholder action, to provide for the issuance of up to 200,000,000 shares of preferred stock, $1 par value per share, in one or more series, with such voting powers and with such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions, as shall be set forth in resolutions providing for the issue thereof adopted by the Board of Directors or a duly authorized committee thereof. The Company may amend from time to time its Restated Certificate of Incorporation to increase the number of authorized shares of preferred stock in the manner provided in the Company's Restated Certificate of Incorporation and the General Corporation Law of the State of Delaware. As of December 31, 1994, the Company had seven series of preferred stock outstanding, which are described below under "Outstanding Preferred Stock".

     Under regulations adopted by the Federal Reserve Board, if the holders of any series of Preferred Stock become entitled to vote for the election of directors because dividends on such series are in arrears as described below under "Voting Rights", such series may then be deemed a "class of voting securities" and a holder of 25% or more of such series (or a holder of 5% or more if it otherwise exercises a "controlling influence" over the Company) may then be subject to regulation as a bank holding company in accordance with the BHCA. In addition, at such time as such series is deemed a class of voting securities, (i) any other bank holding company may be required to obtain the prior approval of the Federal Reserve Board under the BHCA to acquire or retain 5% or more of such series, and (ii) any person other than a bank holding company may be required to obtain the approval of the Federal Reserve Board under the Change in Bank Control Act to acquire or retain 10% or more of such series.

     The Preferred Stock shall have the dividend, liquidation, redemption, voting and conversion rights set forth below unless otherwise provided in the Prospectus Supplement relating to a particular series of the Preferred Stock. Reference is made to the Prospectus Supplement relating to the particular series of the Preferred Stock offered thereby for specific terms, including: (i) the title and liquidation preference per share of such Preferred Stock and the number of shares offered; (ii) the price at which such Preferred Stock will be issued; (iii) the dividend rate (or method of calculation), the dates on which dividends shall be payable, whether such dividends shall be cumulative or noncumulative and, if cumulative, the dates from which dividends shall commence to accumulate; (iv) any redemption or sinking fund provisions of such Preferred Stock; (v) any conversion provisions of such Preferred Stock; (vi) whether the Company has elected to offer Depositary Shares with respect to such Preferred Stock as described below under "Depositary Shares"; and (vii) any additional dividend, liquidation, redemption, sinking fund and other rights, preferences, privileges, limitations and restrictions of such Preferred Stock.

     The Preferred Stock will, when issued, be fully paid and nonassessable. Unless otherwise specified in the Prospectus Supplement relating to a particular series of the Preferred Stock, each series of the Preferred Stock will rank on a parity as to dividends and distributions in the event of a liquidation with the outstanding preferred stock of the Company and each other series of the Preferred Stock. See "Outstanding Preferred Stock" below.

DIVIDEND RIGHTS

     Holders of the Preferred Stock of each series will be entitled to receive, when, as and if declared by the Board of Directors, out of assets of the Company legally available therefor, cash dividends at such rates and on such dates as are set forth in the Prospectus Supplement relating to such series of the Preferred Stock. Such rate may be fixed or variable or both. Each such dividend will be payable to the holders of record as they appear on the stock books of the Company (or, if applicable, the records of the Depositary referred to below under "Depositary Shares") on such record dates as will be fixed by the Board of Directors or a duly authorized committee thereof. Dividends on any series of the Preferred Stock may be cumulative or noncumulative, as provided in the Prospectus Supplement relating thereto. If the Board of Directors fails to declare a dividend payable on a dividend payment date on any series of Preferred Stock for which dividends are noncumulative, then the right to receive a dividend in respect of the dividend period ending on such dividend payment date will be lost, and the Company shall have no obligation to pay the dividend accrued for that period, whether or not dividends are declared for any future period.

     No full dividends will be declared or paid or set apart for payment on the Preferred Stock of any series ranking, as to dividends, on a parity with or junior to any other series of preferred stock for any period unless full dividends have been or contemporaneously are declared and paid, or declared and a sum sufficient for the payment thereof set apart for such payment, on such other series of preferred stock for the then-current dividend payment period and, if such other preferred stock is cumulative, all other dividend payment periods terminating on or before the date of payment of such full dividends. When dividends are not paid in full upon any series of the Preferred Stock and any other preferred stock ranking on a parity as to dividends with such series of the Preferred Stock, all dividends declared upon such series of the Preferred Stock and any other preferred stock ranking on a parity as to dividends will be declared pro rata so that the amount of dividends declared per share on such series of the Preferred Stock and such other preferred stock will in all cases bear to each other the same ratio that accrued dividends per share on such series of the Preferred Stock and such other preferred stock bear to each other. Except as provided in the preceding sentence, unless full dividends, including, in the case of cumulative Preferred Stock, accumulations, if any, in respect of prior dividend payment periods, on all outstanding shares of any series of the Preferred Stock have been paid, no dividends (other than in shares of Common Stock or another stock ranking junior to such series of the Preferred Stock as to dividends and upon liquidation) will be declared or paid or set aside for payment or other distributions made upon the Common Stock or any other stock of the Company ranking junior to or on a parity with the Preferred Stock as to dividends or upon liquidation, nor will any Common Stock or any other stock of the Company ranking junior to or on a parity with such series of the Preferred Stock as to dividends or upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any shares of any such stock) by the Company (except by conversion into or exchange for stock of the Company ranking junior to such series of the Preferred Stock as to dividends and upon liquidation). No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments which may be in arrears.

     The amount of dividends payable for each dividend period will be computed by annualizing the applicable dividend rate and dividing by the number of dividend periods in a year, except that the amount of dividends payable for the initial dividend period or any period shorter than a full dividend period shall be computed on the basis of 30-day months, a 360-day year and the actual number of days elapsed in the period.

     Each series of Preferred Stock will be entitled to dividends as described in the Prospectus Supplement relating to such series, which may be based upon one or more methods of determination. Different series of the Preferred Stock may be entitled to dividends at different dividend rates or based upon different methods of determination.

RIGHTS UPON LIQUIDATION

     In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of each series of Preferred Stock will be entitled to receive out of assets of the Company available for distribution to stockholders, before any distribution of assets is made to holders of Common Stock or any other class of stock ranking junior to such series of the Preferred Stock upon liquidation, liquidating distributions in the amount set forth in the Prospectus Supplement relating to such series of the Preferred Stock plus an amount equal to accrued and unpaid dividends for the then-current dividend period and, if such series of the Preferred Stock is cumulative, for all dividend periods prior thereto. If, upon any voluntary or involuntary liquidation, dissolution or winding up of the Company, the amounts payable with respect to the Preferred Stock of any series and any other shares of stock of the Company ranking as to any such distribution on a parity with such series of the Preferred Stock are not paid in full, the holders of the Preferred Stock of such series and of such other shares will share ratably in any such distribution of assets of the Company in proportion to the full respective preferential amounts to which they are entitled. After payment of the full amount of the liquidating distribution to which they are entitled, the holders of such series of Preferred Stock will have no right or claim to any of the remaining assets of the Company. Neither the sale of all or substantially all the property or business of the Company nor the merger or consolidation of the Company into or with any other corporation shall be deemed to be a dissolution, liquidation or winding up, voluntary or involuntary, of the Company.

REDEMPTION

     A series of the Preferred Stock may be redeemable, in whole or in part, at the option of the Company, and may be subject to mandatory redemption pursuant to a sinking fund, in each case upon terms, at the times and at the redemption prices set forth in the Prospectus Supplement relating to such series.

     The Prospectus Supplement relating to a series of Preferred Stock which is subject to mandatory redemption shall specify the number of shares of such series of Preferred Stock which shall be redeemed by the Company in each year commencing after a date to be specified, at a redemption price per share to be specified, together with an amount equal to any accrued and unpaid dividends thereon to the date of redemption. The redemption price may be payable in cash, capital stock or in cash received from the net proceeds of the issuance of capital stock of the Company, as specified in the Prospectus Supplement relating to such series of Preferred Stock. If the redemption price is payable only from the net proceeds of the issuance of capital stock of the Company, the terms of such series may provide that, if no such capital stock shall have been issued or to the extent the net proceeds from any issuances are insufficient to pay in full the aggregate redemption price then due, the applicable shares of such series of Preferred Stock shall automatically and mandatorily be converted into shares of the applicable capital stock of the Company pursuant to conversion provisions specified in the Prospectus Supplement relating to such series of Preferred Stock.

     If fewer than all the outstanding shares of any series of the Preferred Stock are to be redeemed, whether by mandatory or optional redemption, the selection of the shares to be redeemed shall be determined by lot or pro rata as may be determined by the Board of Directors or a duly authorized committee thereof, or by any other method which may be determined by the Board of Directors or such committee to be equitable. From and after the date of redemption (unless default shall be made by the Company in providing for the payment of the redemption price), dividends shall cease to accrue on the shares of Preferred Stock called for redemption and all rights of the holders thereof (except the right to receive the redemption price) shall cease.

     In the event that full dividends, including accumulations in the case of cumulative Preferred Stock, on any series of the Preferred Stock have not been paid, such series of the Preferred Stock may not be redeemed in part and the Company may not purchase or acquire any shares of such series of the Preferred Stock otherwise than pursuant to a purchase or exchange offer made on the same terms to all holders of such series of the Preferred Stock.

CONVERSION RIGHTS

     The Prospectus Supplement for any series of the Preferred Stock will state the terms, if any, on which shares of that series are convertible into shares of Common Stock or another series of preferred stock of the Company. As described under "Redemption" above, under certain circumstances, the Preferred Stock may be mandatorily converted into Common Stock or another series of preferred stock of the Company. The Preferred Stock will have no preemptive rights.

VOTING RIGHTS

     Except as indicated below or in the Prospectus Supplement relating to a particular series of Preferred Stock, or except as expressly required by applicable law, the holders of the Preferred Stock will not be entitled to vote. Except as indicated in the Prospectus Supplement relating to a particular series of Preferred Stock, in the event the Company issues full shares of any series of Preferred Stock, each such share will be entitled to one vote on matters on which holders of such series of the Preferred Stock are entitled to vote. However, as more fully described below under "Depositary Shares", if the Company elects to issue Depositary Shares representing a fraction of a share of a series of Preferred Stock, each such Depositary Share will, in effect, be entitled to such fraction of a vote, rather than a full vote. Since each full share of any series of Preferred Stock shall be entitled to one vote, the voting power of such series, on matters on which holders of such series and holders of other series of preferred stock are entitled to vote as a single class, shall depend on the number of shares in such series, not the aggregate liquidation preference or initial offering price of the shares of such series of Preferred Stock.

     If at the time of any annual meeting of the Company's stockholders the equivalent of six quarterly dividends payable on any series of the Preferred Stock or any other series of preferred stock are in default, the number of directors of the Company will be increased by two and the holders of all outstanding series of preferred stock, voting as a single class without regard to series, will be entitled to elect those additional two directors at each such annual meeting. Each director elected by the holders of shares of the Preferred Stock shall continue to serve as such director for the full term for which he or she shall have been elected, notwithstanding that prior to the end of such term such default shall cease to exist.

     The affirmative vote or consent of the holders of at least two-thirds of the outstanding shares of any series of Preferred Stock, voting as a separate class, will be required for any amendment of the Company's Certificate of Incorporation (or any certificate amendatory thereof or supplemental thereto relating to any series of the Preferred Stock) which will adversely affect the powers, preferences, privileges or rights of such series of the Preferred Stock. The affirmative vote or consent of the holders of shares representing at least two-thirds of the voting power of the outstanding shares of any series of Preferred Stock and any other series of preferred stock of the Company ranking on a parity with such series of the Preferred Stock as to dividends or upon liquidation, voting as a single class without regard to series, will be required to authorize, effect or validate (i) the creation, authorization or issuance of,
(ii) the reclassification of any authorized stock of the Company into, or (iii) the creation, authorization or issuance of any obligation or security convertible into or evidencing the right to purchase, any additional class or series of stock ranking prior to such series of the Preferred Stock as to dividends or upon liquidation.

OUTSTANDING PREFERRED STOCK

     As of December 31, 1994, there were issued and outstanding (i) 4,000,000 shares of 10.96% Preferred Stock (the "10.96% Preferred"); (ii) 3,999,900 shares of 10% Convertible Preferred Stock (the "10% Preferred"); (iii) 14,000,000 shares of 8 3/8% Preferred Stock (the "8 3/8% Preferred"); (iv) 2,000,000 shares of 7.92% Cumulative Preferred Stock (the "7.92% Preferred"); (v) 2,000,000 shares of 7.58% Cumulative Preferred Stock (the "7.58% Preferred"), (vi) 2,000,000 shares of 7 1/2% Cumulative Preferred Stock (the "7 1/2% Preferred") and (vii) 2,000,000 shares of Adjustable Rate Cumulative Preferred Stock, Series L (the "Series L Preferred"). In addition, as of December 31, 1994, 4,000,000 shares of preferred stock, designated as Junior Participating Preferred Stock, were reserved for issuance pursuant to the Shareholders' Rights Agreement described below under "Description of Common Stock -- Shareholders' Rights Plan".

     All series of outstanding preferred stock rank on a parity with each other series and all have preference over the Common Stock with respect to the payment of dividends and the distribution of assets in the event of the liquidation or dissolution of the Company. Unless otherwise specified in the Prospectus Supplement relating to a particular series of the Preferred Stock, all such series of outstanding preferred stock will rank on a parity with the Preferred Stock as to dividends and liquidation.

     Dividends on all outstanding series of preferred stock are cumulative. The amounts of the cumulative dividends on the Series L Preferred vary with the interest rates on certain U.S. Government obligations. Dividends on the 10.96% Preferred, 10% Preferred, 8 3/8% Preferred, 7.92% Preferred, 7.58% Preferred and 7 1/2% Preferred are fixed at their respective rates.

     In the event of a liquidation or dissolution of the Company, the holders of
(i) 10% Preferred are entitled to receive a distribution of $50 per share; (ii) 7.92% Preferred, 7.58% Preferred, 7 1/2% Preferred and Series L Preferred are each entitled to receive a distribution of $100 per share; and (iii) 10.96% Preferred and 8 3/8% Preferred are each entitled to receive a distribution of $25 per share plus, in each case, accrued and unpaid dividends, if any.

     Shares of 10.96% Preferred are redeemable at the option of the Company at any time on or after June 30, 2000 at a redemption price per share of $25. Shares of 10% Preferred are redeemable at the option of the Company at any time on or after May 1, 1995 at an initial redemption price per share of $53 and thereafter at prices declining to $50 per share on and after May 1, 2001. Shares of 8 3/8% Preferred are redeemable at the option of the Company at any time on or after June 1, 1997 at a redemption price per share of $25. Shares of 7.92% Preferred are redeemable at the option of the Company at any time on or after October 1, 1997 at a redemption price per share of $100. Shares of 7.58% Preferred are redeemable at the option of the Company at any time on or after April 1, 1998 at a redemption price per share of $100. Shares of 7 1/2% Preferred are redeemable at the option of the Company at any time on or after June 1, 1998 at a redemption price per share of $100. Shares of Series L Preferred are redeemable at the option of the Company at any time on or after June 30, 1999 at a redemption price per share of $100. The redemption prices set forth above with respect to each outstanding series of preferred stock will be increased, in each case, by the amount of accrued and unpaid dividends thereon, if any, to the date fixed for redemption.

     The shares of the 10% Preferred are convertible into shares of the Common Stock at a conversion price of $26.20 per share of Common Stock, subject to adjustment in certain events.

TRANSFER AGENT AND REGISTRAR

     Chemical Bank will be the transfer agent, registrar and dividend disbursement agent for the Preferred Stock and any Depositary Shares representing an interest therein. The registrar for shares of Preferred Stock will send notices to shareholders of any meetings at which holders of the Preferred Stock have the right to elect directors of the Company or to vote on any other matter.

DEPOSITARY SHARES

     General. The Company may, at its option, elect to offer fractional shares of Preferred Stock, rather than full shares of Preferred Stock. In the event such option is exercised, the Company will issue to the public receipts for Depositary Shares, each of which will represent a fraction (to be set forth in the Prospectus Supplement relating to a particular series of Preferred Stock) of a share of a particular series of Preferred Stock as described below.

     The shares of any series of Preferred Stock represented by Depositary Shares will be deposited under a Deposit Agreement (the "Deposit Agreement") between the Company and a bank or trust company selected by the Company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000 (the "Depositary"). Subject to the terms of the Deposit Agreement, each owner of a Depositary Share will be entitled, in proportion to the applicable fraction of a share of Preferred Stock represented by such Depositary Share, to all the rights and preferences of the Preferred Stock represented thereby (including dividend, voting, redemption and liquidation rights).

     The Depositary Shares will be evidenced by depositary receipts issued pursuant to the Deposit Agreement ("Depositary Receipts"). Depositary Receipts will be distributed to those persons purchasing the fractional shares of Preferred Stock in accordance with the terms of the offering. Copies of the forms of Deposit Agreement and Depositary Receipt are filed as exhibits to the Registration Statement of which this Prospectus is a part, and the following summary is qualified in its entirety by reference to such exhibits.

     Pending the preparation of definitive engraved Depositary Receipts, the Depositary may, upon the written order of the Company, issue temporary Depositary Receipts substantially identical to (and entitling the holders thereof to all the rights pertaining to) the definitive Depositary Receipts but not in definitive form. Definitive Depositary Receipts will be prepared thereafter without unreasonable delay, and temporary Depositary Receipts will be exchangeable for definitive Depositary Receipts at the Company's expense.

     Dividends and Other Distributions. The Depositary will distribute all cash dividends or other cash distributions received in respect of the Preferred Stock to the record holders of Depositary Shares relating to such Preferred Stock in proportion to the number of such Depositary Shares owned by such holders.

     In the event of a distribution other than in cash, the Depositary will distribute property received by it to the record holders of Depositary Shares entitled thereto, unless the Depositary determines that it is not feasible to make such distribution, in which case the Depositary may, with the approval of the Company, sell such property and distribute the net proceeds from such sale to such holders.

     Redemption of Depositary Shares. If a series of Preferred Stock represented by Depositary Shares is subject to redemption, the Depositary Shares will be redeemed from the proceeds received by the Depositary resulting from the redemption, in whole or in part, of such series of Preferred Stock held by the Depositary. The redemption price per Depositary Share will be equal to the applicable fraction of the redemption price per share payable with respect to such series of the Preferred Stock. Whenever the Company redeems shares of Preferred Stock held by the Depositary, the Depositary will redeem as of the same redemption date the number of Depositary Shares representing the shares of Preferred Stock so redeemed. If fewer than all the Depositary Shares are to be redeemed, the Depositary Shares to be redeemed will be selected by lot or pro rata as may be determined by the Depositary.

     Voting the Preferred Stock. Upon receipt of notice of any meeting at which the holders of the Preferred Stock are entitled to vote, the Depositary will mail the information contained in such notice of meeting to the record holders of the Depositary Shares relating to such Preferred Stock. Each record holder of such Depositary Shares on the record date (which will be the same date as the record date for the Preferred Stock) will be entitled to instruct the Depositary as to the exercise of the voting rights pertaining to the amount of the Preferred Stock represented by such holder's Depositary Shares. The Depositary will endeavor, insofar as practicable, to vote the amount of the Preferred Stock represented by such Depositary Shares in accordance with such instructions, and the Company will agree to take all action which may be deemed necessary by the Depositary in order to enable the Depositary to do so. The Depositary will abstain from voting shares of the Preferred Stock to the extent it does not receive specific instructions from the holders of Depositary Shares representing such Preferred Stock.

     Amendment and Termination of the Depositary Agreement. The form of Depositary Receipt evidencing the Depositary Shares and any provision of the Deposit Agreement may at any time be amended by agreement between the Company and the Depositary. However, any amendment which materially and adversely alters the rights of the holders of Depositary Shares will not be effective unless such amendment has been approved by the holders of at least a majority of the Depositary Shares then outstanding. The Deposit Agreement may be terminated by the Company or the Depositary only if (i) all outstanding Depositary Shares have been redeemed or (ii) there has been a final distribution in respect of the Preferred Stock in connection with any liquidation, dissolution or winding up of the Company and such distribution has been distributed to the holders of Depositary Receipts.

     Charges of Depositary. The Company will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. The Company will pay charges of the Depositary in connection with the initial deposit of the Preferred Stock and any redemption of the Preferred Stock. Holders of Depositary Receipts will pay other transfer and other taxes and governmental charges and such other charges, including a fee for the withdrawal of shares of Preferred Stock upon surrender of Depositary Receipts, as are expressly provided in the Deposit Agreement to be for their accounts.

     Miscellaneous. The Depositary will forward to holders of Depository Receipts all reports and communications from the Company which are delivered to the Depositary and which the Company is required to furnish to the holders of the Preferred Stock.

     Neither the Depositary nor the Company will be liable if it is prevented or delayed by law or any circumstance beyond its control in performing its obligations under the Deposit Agreement. The obligations of the Company and the Depositary under the Deposit Agreement will be limited to performance in good faith of their duties thereunder and they will not be obligated to prosecute or defend any legal proceeding in respect of any Depositary Shares or Preferred Stock unless satisfactory indemnity is furnished. They may rely upon written advice of counsel or accountants, or upon information provided by persons presenting Preferred Stock for deposit, holders of Depositary Receipts or other persons believed to be competent and on documents believed to be genuine.

     Resignation and Removal of Depositary. The Depositary may resign at any time by delivering to the Company notice of its election to do so, and the Company may at any time remove the Depositary, any such resignation or removal to take effect upon the appointment of a successor Depositary and its acceptance of such appointment. Such successor Depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

                          DESCRIPTION OF COMMON STOCK

     The following summary does not purport to be complete and is subject in all respects to the applicable provisions of the General Corporation Law of the State of Delaware, the Company's Restated Certificate of Incorporation, including Certificates of Designations pursuant to which the outstanding series of preferred stock were issued and the terms of the Rights Agreement dated as of April 13, 1989, as amended (the "Rights Agreement"), described below.

GENERAL

     The Company is authorized to issue up to 400,000,000 shares of Common Stock. At December 31, 1994, the Company had outstanding 254,009,187 shares of Common Stock (including 9,497,533 shares held in its treasury). As of December 31, 1994, approximately 16,965,476 shares of Common Stock were reserved for issuance under various employee incentive and stock purchase plans and under the Company's Dividend Reinvestment Plan. In addition, as of such date, the Company had also reserved 7,699,809 shares of Common Stock for issuance upon the conversion of the 10% Preferred.

     Holders of Common Stock are entitled to receive dividends when, as and if declared by the Board of Directors out of funds legally available therefor, provided that, so long as any shares of preferred stock are outstanding, no dividends (other than dividends payable in Common Stock) or other distributions (including redemptions and purchases) may be made with respect to the Common Stock unless full dividends on the shares of preferred stock, including accumulations in the case of cumulative preferred stock, have been paid.

     Subject to the rights, if any, of the holders of any series of preferred stock, all voting rights are vested in the holders of shares of Common Stock, each share being entitled to one vote on all matters presented for a vote, including the election of directors. Holders of shares of Common Stock have noncumulative voting rights, which means that the holders of more than 50% of the shares voting for the election of directors can elect 100% of the directors, and, in such event, the holders of the remaining shares voting for the election of directors will not be able to elect any directors.

     In the event of the liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, after there have been paid or set aside for the holders of all series of preferred stock the full preferential amounts to which such holders are entitled, the holders of Common Stock will be entitled to share equally and ratably in any assets remaining after the payment of all debts and liabilities.

     The issued and outstanding shares of Common Stock are fully paid and nonassessable. Holders of shares of Common Stock are not entitled to preemptive rights. Shares of Common Stock are not convertible into shares of any other class of capital stock.

     Chemical Bank is the transfer agent, registrar and dividend disbursement agent for the Common Stock.

SHAREHOLDERS' RIGHTS PLAN

     The Company has adopted a Shareholders' Rights Plan which is intended to protect stockholders in the event of unsolicited offers or attempts to acquire the Company, including offers that do not treat all stockholders equally, acquisitions in the open market of shares constituting control without offering fair value to all stockholders and other coercive or unfair takeover tactics that could impair the Board of Directors' ability to represent stockholders' interests fully. Pursuant to the Shareholders' Rights Plan, the Board of Directors declared a dividend distribution of one right (a "Right") for each outstanding share of Common Stock to stockholders of record at the close of business on April 24, 1989 (the "Record Date"), and authorized the issuance of one Right (as adjusted pursuant to the Rights Agreement, as described below) for each share of Common Stock issued between the Record Date and the Chemical Distribution Date (as described below). Each Right entitles the registered holder to purchase from the Company a unit consisting of one one-hundredth of a share (a "Unit") of Junior Participating Preferred Stock at a price of $150 per Unit, subject to adjustment. The description and terms of the Rights are set forth in the Rights Agreement between the Company and Chemical Bank, as Rights Agent. One Right will be distributed with each share of Common Stock issued by the Company, including shares of Common Stock issued (i) upon the conversion of any Subordinated Convertible Securities into shares of Common Stock, (ii) in exchange for Subordinated Securities that are exchangeable for Common Stock, (iii) upon conversion of any shares of Preferred Stock that are convertible into Common Stock or (iv) upon exercise of Common Stock Warrants.

     The Rights have certain anti-takeover effects. The Rights may cause substantial dilution to a person that attempts to acquire the Company without the approval of the Board of Directors unless the offer is conditioned on a substantial number of Rights being acquired. The Rights, however, should not affect offers for all outstanding shares of Common Stock at a fair price and otherwise in the best interests of the Company and its stockholders as determined by the Board of Directors, since the Board of Directors may, at its option, redeem all, but not fewer than all, the then outstanding Rights.

     Initially, the Rights are and will be attached to all certificates representing Common Stock at the time outstanding. The Rights will separate from the Common Stock on the Chemical Distribution Date, which is defined as (i) 10 days after a person acquires 20% or more of the Common Stock or voting power of the Company, (ii) 10 business days following commencement of a tender offer for 25% or more of the Common Stock or voting power of the Company or (iii) 10 business days after an owner of 10% or more of the Common Stock or voting power of the Company is determined by the unaffiliated "Continuing Directors" (as defined in the Rights Agreement) to be an "Adverse Person". An Adverse Person is one who intends to have the Company repurchase such person's ownership interest, who intends to pressure the Company into action for the financial gain of such person or whose ownership is likely to cause a material adverse impact on the Company (including, but not limited to, impairment of the Company's (i) relationships with customers, (ii) ability to maintain its capital position,
(iii) ability to meet the convenience and needs of the communities it serves,
(iv) business reputation or (v) ability to deal with governmental agencies) to the detriment of the Company's stockholders.

     If a "Flip-in Event" occurs, the holder of a Right is entitled to receive Common Stock or other property of the Company valued at two times the exercise price of the Right. A Flip-in Event occurs if a person acquires 20% or more of the Common Stock or voting power of the Company (except certain offers to acquire all of the Common Stock deemed by the Continuing Directors to be fair and in the best interests of the Company) or if a person is determined to be an Adverse Person.

     If a "Triggering Event" occurs, the holder of a Right is entitled to receive common stock of a company that has acquired the Company valued at two times the exercise price of the Right. A Triggering Event occurs if the Company is acquired in a merger or other business combination in which the Company is not the survivor or if 50% or more of the Company's assets or earning power is sold or transferred.

     Following the occurrence of a Flip-in Event or a Triggering Event, all Rights that are beneficially owned by an acquiring person or an Adverse Person will be null and void.

     To avoid the consequences of a Flip-in Event, the Company may redeem the Rights in whole, but not in part, at a redemption price of $0.01 per Right.

                       DESCRIPTION OF SECURITIES WARRANTS

     The Company may issue Securities Warrants for the purchase of Debt Securities, Preferred Stock or Common Stock. Securities Warrants may be issued independently or together with Debt Securities, Preferred Stock or Common Stock offered by any Prospectus Supplement and may be attached to or separate from any such Offered Securities. Each series of Securities Warrants will be issued under a separate warrant agreement (a "Securities Warrant Agreement") to be entered into between the Company and Chemical Bank or another bank or trust company, as warrant agent (the "Securities Warrant Agent"), all as set forth in the Prospectus Supplement relating to the particular issue of offered Securities Warrants. The Securities Warrant Agent will act solely as an agent of the Company in connection with the Securities Warrants and will not assume any obligation or relationship of agency or trust for or with any holders of Securities Warrants or beneficial owners of Securities Warrants. Copies of the forms of Securities Warrant Agreements, including the forms of Securities Warrant Certificates representing the Securities Warrants, are filed as exhibits to the Registration Statement of which this Prospectus is a part. The following summary of certain provisions of the Securities Warrants does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Securities Warrant Agreements.

     Reference is made to the Prospectus Supplement relating to the particular issue of Securities Warrants offered thereby for the terms of such Securities Warrants, including, where applicable: (i) the designation, aggregate principal amount, currencies, denominations and terms of the series of Debt Securities purchasable upon exercise of Securities Warrants to purchase Debt Securities and the price at which such Debt Securities may be purchased upon such exercise;
(ii) the designation, number of shares, stated value and terms (including, without limitation, liquidation, dividend, conversion and voting rights) of the series of Preferred Stock purchasable upon exercise of Securities Warrants to purchase Preferred Stock and the price at which such number of shares of Preferred Stock of such series may be purchased upon such exercise; (iii) the number of shares of Common Stock purchasable upon the exercise of Securities Warrants to purchase Common Stock and the price at which such number of shares of Common Stock may be purchased upon such exercise; (iv) the date on which the right to exercise such Securities Warrants shall commence and the date (the "Expiration Date") on which such right shall expire; (v) United States Federal income tax consequences applicable to such Securities Warrants; and (vi) any other terms of such Securities Warrants. Securities Warrants for the purchase of Preferred Stock and Common Stock will be offered and exercisable for U.S. dollars only. Securities Warrants will be issued in registered form only. The exercise price for Securities Warrants will be subject to adjustment in accordance with the applicable Prospectus Supplement.

     Each Securities Warrant will entitle the holder thereof to purchase such principal amount of Debt Securities or such number of shares of Preferred Stock or Common Stock at such exercise price as shall in each case be set forth in, or calculable from, the Prospectus Supplement relating to the offered Securities Warrants, which exercise price may be subject to adjustment upon the occurrence of certain events as set forth in such Prospectus Supplement. After the close of business on the Expiration Date (or such later date to which such Expiration Date may be extended by the Company), unexercised Securities Warrants will become void. The place or places where, and the manner in which, Securities Warrants may be exercised shall be specified in the Prospectus Supplement relating to such Securities Warrants.

     Prior to the exercise of any Securities Warrants to purchase Debt Securities, Preferred Stock or Common Stock, holders of such Securities Warrants will not have any of the rights of holders of the Debt Securities, Preferred Stock or Common Stock, as the case may be, purchasable upon such exercise, including the right to receive payments of principal of (and premium, if any) or interest, if any, on the Debt Securities purchasable upon such exercise or to enforce covenants in the applicable Indenture, or to receive payments of dividends, if any, on the Preferred Stock or Common Stock purchasable upon such exercise or to exercise any applicable right to vote.

                   RISK FACTORS RELATING TO CURRENCY WARRANTS

     THE CURRENCY WARRANTS INVOLVE A HIGH DEGREE OF RISK, INCLUDING RISKS ARISING FROM FLUCTUATIONS IN THE PRICE OF THE UNDERLYING CURRENCY, FOREIGN EXCHANGE RISKS AND THE RISK OF EXPIRING WORTHLESS. FURTHER, THE CASH SETTLEMENT VALUE OF THE CURRENCY WARRANTS AT ANY TIME PRIOR TO EXERCISE OR EXPIRATION MAY BE LESS THAN THE TRADING VALUE OF THE CURRENCY WARRANTS. THE TRADING VALUE OF THE CURRENCY WARRANTS WILL FLUCTUATE BECAUSE SUCH VALUE IS DEPENDENT, AT ANY TIME, ON A NUMBER OF FACTORS, INCLUDING THE TIME REMAINING TO EXERCISE THE CURRENCY WARRANTS, THE RELATIONSHIP BETWEEN THE EXERCISE PRICE OF THE CURRENCY WARRANTS AND THE PRICE AT SUCH TIME OF THE DESIGNATED CURRENCY AND THE EXCHANGE RATE ASSOCIATED WITH THE DESIGNATED CURRENCY. BECAUSE THE CURRENCY WARRANTS ARE UNSECURED OBLIGATIONS OF THE COMPANY, CHANGES IN THE PERCEIVED CREDITWORTHINESS OF THE COMPANY MAY ALSO BE EXPECTED TO AFFECT THE TRADING PRICES OF THE CURRENCY WARRANTS. FINALLY, THE AMOUNT OF ACTUAL CASH SETTLEMENT OF A CURRENCY WARRANT MAY VARY AS A RESULT OF FLUCTUATIONS IN THE PRICE OF THE DESIGNATED CURRENCY BETWEEN THE TIME INSTRUCTIONS ARE GIVEN TO EXERCISE THE CURRENCY WARRANT AND THE TIME SUCH EXERCISE IS ACTUALLY EFFECTED.

     PURCHASERS SHOULD BE PREPARED TO SUSTAIN A LOSS OF SOME OR ALL OF THE PURCHASE PRICE OF THEIR CURRENCY WARRANTS. PROSPECTIVE PURCHASERS OF CURRENCY WARRANTS SHOULD BE EXPERIENCED WITH RESPECT TO OPTIONS AND OPTION TRANSACTIONS AND SHOULD REACH AN INVESTMENT DECISION ONLY AFTER CAREFUL CONSIDERATION WITH THEIR ADVISERS OF THE SUITABILITY OF THE CURRENCY WARRANTS IN LIGHT OF THEIR PARTICULAR FINANCIAL CIRCUMSTANCES, THE INFORMATION SET FORTH UNDER "DESCRIPTION OF CURRENCY WARRANTS" HEREIN, THE INFORMATION SET FORTH UNDER "RISK FACTORS" IN THE PROSPECTUS SUPPLEMENT RELATING TO THE PARTICULAR ISSUE OF CURRENCY WARRANTS AND TO THE OTHER INFORMATION REGARDING THE CURRENCY WARRANTS AND THE DESIGNATED CURRENCY SET FORTH IN SUCH PROSPECTUS SUPPLEMENT.

                        DESCRIPTION OF CURRENCY WARRANTS

     The following description of the terms of the Currency Warrants sets forth certain general terms and provisions of the Currency Warrants to which any Prospectus Supplement may relate. The particular terms of the Currency Warrants offered by any Prospectus Supplement and the extent, if any, to which such general provisions do not apply to the Currency Warrants so offered will be described in the Prospectus Supplement relating to such Currency Warrants.

     Each issue of Currency Warrants will be issued under a warrant agreement (each, a "Currency Warrant Agreement") to be entered into between the Company and Chemical Bank or another bank or trust company, as warrant agent (the "Currency Warrant Agent"), all as described in the Prospectus Supplement relating to such Currency Warrants. The Currency Warrant Agent will act solely as the agent of the Company under the applicable Currency Warrant Agreement and will not assume any obligation or relationship of agency or trust for or with any holders of such Currency Warrants. A copy of the form of Currency Warrant Agreement, including the form of warrant certificate, is filed as an exhibit to the Registration Statement of which this Prospectus is a part. The following summary of certain provisions of the Currency Warrants does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the particular Currency Warrants and Currency Warrant Agreement.

     The Company may issue Currency Warrants either in the form of currency put warrants entitling the holders thereof to receive from the Company the cash settlement value in U.S. dollars of the right to sell a specified amount of a specified foreign currency or composite currency (the "Designated Currency") for a specified amount of U.S. dollars (each, a "Currency Put Warrant"), or in the form of currency call warrants entitling the holders thereof to receive from the Company the cash settlement value in U.S. dollars of the right to purchase a specified amount of a Designated Currency for a specified amount of U.S. dollars (each, a "Currency Call Warrant").

     Reference is hereby made to the Prospectus Supplement relating to the particular issue of Currency Warrants offered thereby for the terms of such Currency Warrants, including, where applicable: (i) whether such Currency Warrants shall be Currency Put Warrants, Currency Call Warrants or both; (ii) the aggregate amount of such Currency Warrants; (iii) the offering price of such Currency Warrants; (iv) the Designated Currency, which currency may be a foreign currency or a composite currency, including ECU, and information regarding such currency or composite currency; (v) the date on which the right to exercise such Currency Warrants commences and the date on which such right expires; (vi) the manner in which such Currency Warrants may be exercised; (vii) the circumstances which will cause the Currency Warrants to be deemed automatically exercised;
(viii) the minimum number, if any, of such Currency Warrants exercisable at any one time and any other restrictions on exercise; (ix) the method of determining the amount payable in connection with the exercise of such Currency Warrants;
(x) the national securities exchange on which such Currency Warrants will be listed; (xi) whether such Currency Warrants will be represented by certificates or issued in book-entry form; (xii) the place or places at which payment of the cash settlement value of such Currency Warrants is to be made by the Company, if applicable; (xiii) information with respect to book-entry procedures, if any;
(xiv) the plan of distribution of such Currency Warrants; and (xv) any other terms of such Currency Warrants.

     Prospective purchasers of Currency Warrants should be aware of special United States Federal income tax considerations applicable to instruments such as the Currency Warrants. The Prospectus Supplement relating to each issue of Currency Warrants will describe such tax considerations.

     Except as may otherwise be provided in the applicable Prospectus Supplement, the Currency Warrants will be issued in the form of global Currency Warrant Certificates, registered in the name of a depository or its nominee. Holders will not be entitled to receive definitive certificates representing Currency Warrants. A holder's ownership of a Currency Warrant will be recorded on or through the records of the brokerage firm or other entity that maintains such holder's account. In turn, the total number of Currency Warrants held by an individual brokerage firm for its clients will be maintained on the records of the depository in the name of such brokerage firm or its agent. Transfer of ownership of any Currency Warrant will be effected only through the selling holder's brokerage firm.

     Each issue of Currency Warrants will be listed on a national securities exchange, subject only to official notice of issuance, as a condition of sale of such issue of Currency Warrants. In the event that the Currency Warrants are delisted from, or permanently suspended from trading on, such exchange, the expiration date for such Currency Warrants will be the date such delisting or trading suspension becomes effective, and Currency Warrants not previously exercised will be deemed automatically exercised on such expiration date. The applicable Currency Warrant Agreement will contain a covenant of the Company not to seek delisting of the Currency Warrants, or suspension of their trading, on such exchange unless the Company has concurrently arranged for listing on another national securities exchange.

                              PLAN OF DISTRIBUTION

     The Company may sell the Offered Securities being offered hereby (i) through underwriters, (ii) through dealers, (iii) through agents and (iv) directly to purchasers. The applicable Prospectus Supplements will set forth the terms of the offerings of any Offered Securities, including the name or names of the underwriters, dealers or agents, the purchase price of the Offered Securities and the proceeds to the Company from the sale, any underwriting discounts and other items constituting underwriters' compensation and any discounts and commissions allowed or paid to dealers or agents. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

     The Company may also issue the Offered Securities to one or more persons in exchange for outstanding securities of the Company acquired by such persons in privately negotiated transactions or from third parties in open market transactions. The newly issued Offered Securities in such cases may be offered pursuant to this Prospectus and the applicable Prospectus Supplement by such persons, acting as principal for their own accounts, at market prices prevailing at the time of sale, at prices otherwise negotiated or at fixed prices. Unless otherwise indicated in the applicable Prospectus Supplement, the Company will only receive outstanding securities and will not receive cash proceeds in such exchanges or resales. Dealer trading may take place in certain of the Offered Securities, including Offered Securities not listed on any securities exchange.

     If an underwriter or underwriters are utilized in the sale of the Offered Securities, the Company will execute an underwriting agreement with such underwriter or underwriters at the time an agreement for such sale is reached. The underwriter or underwriters with respect to an underwritten offering of Offered Securities will be set forth in the Prospectus Supplement relating to such offering and, if an underwriting syndicate is used, the managing underwriter or underwriters will be set forth on the cover of such Prospectus Supplement. If any underwriter or underwriters are utilized in the sale of the Offered Securities, the underwriting agreement will provide that the obligations of the underwriters are subject to certain conditions precedent and that the underwriters with respect to a sale of Offered Securities will be obligated to purchase all such Offered Securities if any are purchased. In connection with the sale of Offered Securities, underwriters may be deemed to have received compensation from the Company in the form of underwriting discounts or commissions and may also receive commissions from purchasers of Offered Securities for whom they may act as agent. Underwriters may sell Offered Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

     If an underwriter or underwriters are utilized in the sale of any Offered Securities, the applicable Prospectus Supplement will contain a statement as to the intention, if any, of such underwriters at the date of such Prospectus Supplement to make a market in the Offered Securities.

     If a dealer is utilized directly by the Company in the sale of the Offered Securities in respect of which this Prospectus is delivered, the Company will sell such Offered Securities to the dealer, as principal. The dealer may then resell such Offered Securities to the public at varying prices to be determined by such dealer at the time of resale. Any such dealer and the terms of any such sale will be set forth in the Prospectus Supplement relating thereto.

     Offered Securities may be offered and sold through agents designated by the Company from time to time. Any such agent involved in the offer or sale of the Offered Securities in respect of which this Prospectus is delivered will be named in, and any commissions payable by the Company to such agent will be set forth in, the Prospectus Supplement. Unless otherwise indicated in the Prospectus Supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

     Underwriters, dealers or agents participating in the distribution of Offered Securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the Offered Securities may be deemed to be underwriting discounts and commissions, under the Securities Act.

     Underwriters, dealers or agents who participate in the distribution of Offered Securities may be entitled, under agreements which may be entered into with the Company, to indemnification by the Company against certain liabilities, including liabilities under the Securities Act, or to contribution by the Company to payments such underwriters, dealers or agents may be required to make in respect thereof.

     The Offered Securities may be sold either at a fixed price or prices which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

     Underwriters, dealers or agents may be customers of, engage in transactions with, or perform services for the Company, Chemical Bank, Texas Commerce or certain other subsidiaries of the Company in the ordinary course of business.

     Offers to purchase Offered Securities may be solicited directly by the Company and sales thereof may be made by the Company directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale thereof. The terms of any such sales will be described in the Prospectus Supplement relating thereto. Except as set forth in the applicable Prospectus Supplement, no director, officer or employee of the Company or its bank subsidiaries will solicit or receive a commission in connection with direct sales by the Company of the Offered Securities, although such persons may respond to inquiries by potential purchasers and perform ministerial and clerical work in connection with any such direct sales.

     Under Schedule E to the By-Laws ("Schedule E") of the National Association of Securities Dealers, Inc. (the "NASD"), when an NASD member, such as Chemical Securities Inc. ("CSI"), participates in the distribution of an affiliated company's securities, the offering must be conducted in accordance with the applicable provisions of Schedule E. CSI is considered to be an "affiliate" (as such term is defined in Schedule E) of the Company by virtue of the fact that the Company is the parent of CSI. The offer and sale of any Offered Securities by CSI or any other qualified affiliate of the Company will comply with the requirements of Schedule E regarding the underwriting of securities of affiliates and with any restrictions as may be imposed on CSI or such other affiliate of the Company by the Federal Reserve Board.

     This Prospectus and the related Prospectus Supplement may be used by direct or indirect wholly-owned subsidiaries of the Company, including CSI, in connection with offers and sales related to secondary market transactions in the Offered Securities. Such subsidiaries may act as principal or agent in such transactions. Such sales will be made at prices related to prevailing market prices at the time of sale.

     If so indicated in the Prospectus Supplement, the Company will authorize underwriters, dealers and agents to solicit offers by certain institutions to purchase Offered Securities from the Company at the public offering price set forth in the Prospectus Supplement pursuant to Delayed Delivery Contracts (each a "Contract") providing for payment and delivery on the date stated in the Prospectus Supplement. Each Contract will be for an amount not less than, and unless the Company otherwise agrees the aggregate principal amount of Debt Securities or number of shares of Preferred Stock or Common Stock sold pursuant to Contracts shall be neither less nor more than, the respective amounts stated in the Prospectus Supplement. Institutions with which Contracts, when authorized, may be made include commercial and savings banks, insurance companies, educational and charitable institutions and other institutions, but shall in all cases be subject to the approval of the Company. The obligations of any purchaser under any Contract will not be subject to any conditions except that any related sale of Offered Securities to underwriters shall have occurred and the purchase by an institution of the Offered Securities covered by its Contract shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject. A commission indicated in the Prospectus Supplement will be paid to underwriters, dealers and agents soliciting purchases of Offered Securities pursuant to Contracts accepted by the Company.

     The expected time of delivery of the Offered Securities in respect of which this Prospectus is delivered will be set forth in the accompanying Prospectus Supplement.

                           CERTAIN REGULATORY MATTERS

CAPITAL RATIOS

     The Federal Reserve Board has issued risk-based capital guidelines, which require banking organizations to maintain certain ratios of "qualifying capital" to "risk-weighted assets". "Qualifying capital" is classified in two tiers, referred to as Tier 1 capital and Tier 2 capital. Tier 1 capital consists of common equity, qualifying perpetual preferred equity and minority interests in the equity accounts of unconsolidated subsidiaries, less goodwill and certain intangible assets. Tier 2 capital consists of perpetual preferred equity not qualifying as Tier 1 capital, a portion of the allowance for losses, mandatory convertible debt and subordinated and other qualifying securities. The amount of Tier 2 capital may not exceed the amount of Tier 1 capital. In calculating "risk-weighted assets", certain risk percentages specified by the Federal Reserve Board are applied to particular categories of on-balance sheet assets and off-balance sheet items. The guidelines require that banking organizations maintain a minimum ratio of Tier 1 capital to risk-weighted assets of 4% and a minimum ratio of total capital (Tier 1 capital plus Tier 2 capital) to risk-weighted assets of 8%.

     Another capital measure, the Tier 1 leverage ratio, is defined as Tier 1 capital (as defined under the risk-based capital guidelines) divided by average total assets (net of allowance for losses, goodwill and certain intangible assets). The minimum leverage ratio is 3% for banking organizations that do not anticipate significant growth and that have well-diversified risk (including no undue interest rate risk), excellent asset quality, high liquidity and good earnings. Other banking organizations are expected to have ratios of at least 4%-5%, depending upon their particular condition and growth plans. Higher capital ratios could be required if warranted by the particular circumstances or risk profile of a given banking organization. The Federal Reserve Board has not advised the Company of any specific minimum Tier 1 leverage ratio applicable to it.

     The following table sets forth at December 31, 1994 a summary of certain capital ratio information for the Company.

                                                                         AT DECEMBER 31,
                                                                               1994
                                                                         ----------------
      Total Equity to Assets.........................................           6.25%(a)
      Common Equity to Assets........................................           5.40%(a)
      Tier 1 Leverage Ratio..........................................           5.95%(a)(b)
      Tier 1 Risk-Based Capital Ratio................................           8.20%(b)
      Total Risk-Based Capital Ratio.................................          12.35%(b)

---------------
(a) On January 1, 1994, the Company adopted FASB Interpretation No. 39, "Offsetting of Amounts Related to Certain Contracts," which increased total assets by approximately $16.0 billion at December 31, 1994 and total average assets by approximately $16.1 billion for the fiscal year ended December 31, 1994.

(b) In accordance with current regulatory guidelines, these ratios exclude the impact on stockholders' equity resulting from the adoption by the Company on December 31, 1993 of Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities."

DIVIDENDS

     Federal law imposes limitations on the payment of dividends by the subsidiaries of the Company that are state member banks of the Federal Reserve System (a "state member bank") or are national banks. Two different calculations are performed to measure the amount of dividends that may be paid: a "recent earnings" test and an "undivided profits" test. Non-bank subsidiaries of the Company are not subject to such limitations.

     Under the recent earnings test, a dividend may not be paid if the total of all dividends declared by a bank in any calendar year is in excess of the current year's net income combined with the retained net income of the two preceding years unless the bank obtains the approval of its appropriate Federal banking regulator (which, in the case of a state member bank, is the Federal Reserve Board and, in the case of a national bank, is the Office of the Comptroller of the Currency (the "Comptroller of the Currency")). "Retained net income" means the net income of a specified period less any common or preferred dividends declared for that period. The New York Banking Department regulations restrict dividend payments by New York State-chartered banks, like Chemical Bank, to be calculated in a similar manner. Under the undivided profits test, a dividend may not be paid in excess of a bank's undivided profits.

     In accordance with the foregoing restrictions, the Company's bank subsidiaries could, during 1995, without the approval of their relevant banking regulators, pay dividends estimated at approximately $700 million plus an additional amount equal to their net profits from January 1, 1995 through the date in 1995 of any such dividend payment.

     In addition to the dividend restrictions described above, the Federal Reserve Board, the Comptroller of the Currency and the FDIC have authority under the Financial Institutions Supervisory Act to prohibit or to limit the payment of dividends by the banking organizations they supervise, including the Company and its subsidiaries that are banks or bank holding companies, if, in the banking regulator's opinion, payment of a dividend would constitute an unsafe or unsound practice in light of the financial condition of the banking organization.

FDICIA

     On December 19, 1991, the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") was enacted. Among other things, FDICIA requires the FDIC to establish a risk-based assessment system for FDIC deposit insurance and revises certain provisions of the Federal Deposit Insurance Act as well as certain other Federal banking statutes. In general, FDICIA provides for expanded regulation of depository institutions and their affiliates, including parent holding companies, by such institutions' appropriate Federal banking regulators, and requires the appropriate Federal banking regulator to take "prompt corrective action" with respect to a depository institution if such institution does not meet certain capital adequacy standards.

     Prompt Corrective Action. Pursuant to FDICIA, the Federal Reserve Board, the FDIC and the Office of the Comptroller of the Currency adopted regulations, effective December 19, 1992, setting forth a five-tier scheme for measuring the capital adequacy of the depository institutions they supervise. Under the regulations (commonly referred to as the "prompt corrective action" rules), an institution would be placed in one of the following capital categories: (i) well capitalized (an institution that has a Total risk-based capital ratio of at least 10%, a Tier 1 risk-based capital ratio of at least 6% and a Tier 1 leverage ratio of at least 5%); (ii) adequately capitalized (an institution that has a Total risk-based capital ratio of at least 8%, a Tier 1 risk-based capital ratio of at least 4% and a Tier 1 leverage ratio of at least 4%); (iii) undercapitalized (an institution that has Total risk-based capital ratio of under 8% or a Tier 1 risk-based capital ratio under 4% or a Tier 1 leverage ratio under 4%); (iv) significantly undercapitalized (an institution that has a Total risk-based capital ratio of under 6% or a Tier 1 risk-based capital ratio under 3% or a Tier 1 leverage ratio under 3%); and (v) critically undercapitalized (an institution that has a ratio of tangible equity to total assets of 2% or less).

     Supervisory actions by the appropriate Federal banking regulator will depend upon an institution's classification within the five categories. All institutions are generally prohibited from declaring any dividends, making any other capital distribution, or paying a management fee to any controlling person, if such payment would cause the institution to become undercapitalized. Additional supervisory actions are mandated for an institution falling into one of the three "undercapitalized" categories, with the severity of supervisory action increasing at greater levels of capital deficiency. For example, critically undercapitalized institutions are, among other things, restricted from making any principal or interest payments on subordinated debt without prior approval of their appropriate Federal banking regulator. The regulations apply only to banks and not to bank holding companies, such as the Company; however, the Federal Reserve Board is authorized to take appropriate action at the holding company level based on the undercapitalized status of such holding company's subsidiary banking institution. In certain instances relating to an undercapitalized banking institution, the bank holding company would be required to guarantee the performance of the undercapitalized subsidiary and may be liable for civil money damages for failure to fulfill its commitments on such guarantee.

     At December 31, 1994, Chemical Bank and Texas Commerce Bank National Association were each "well capitalized".

     Brokered Deposits. The FDIC issued a rule, effective June 16, 1992, regarding the ability of depository institutions to accept brokered deposits. Under the rule, the term "brokered deposits" is defined to include deposits that are solicited by a bank's affiliates on its behalf. A significant portion of Chemical Bank's wholesale deposits are solicited on its behalf by a broker-dealer affiliate of Chemical Bank and are considered brokered deposits. Under the rule, (i) an "undercapitalized" institution is prohibited from accepting, renewing or rolling over brokered deposits, (ii) an "adequately capitalized" institution must obtain a waiver from the FDIC before accepting, renewing or rolling over brokered deposits and is not permitted to pay interest on brokered deposits accepted in such institution's normal market area at rates that "significantly exceed" rates paid on deposits of similar maturity in such area, and (iii) a "well capitalized" institution may accept, renew or roll over brokered deposits without restriction. The definitions of "well capitalized", "adequately capitalized", and "undercapitalized" are the same as those utilized in the "prompt corrective action" rules described above. As noted above, at December 31, 1994, Chemical Bank and Texas Commerce Bank National Association were each "well capitalized".

     FDIC Insurance Assessments. The FDIC adopted, for assessment periods commencing January 1, 1994, a risk-based insurance assessment system. Under the assessment system, as currently in effect, each depository institution is assigned to one of nine risk classifications based upon certain capital and supervisory measures and, depending upon its classification, is assessed premiums ranging from 4 basis points to 31 basis points.

     Other FDICIA Rules. Other rules that have been adopted pursuant to FDICIA include: (i) real estate lending standards for banks, which would provide guidelines concerning loan-to-value ratios for various types of real estate loans; (ii) rules relating to consumer lending, including regulations governing advertising and disclosures required for consumer deposit accounts; (iii) rules requiring depository institutions to develop and implement internal procedures to evaluate and control credit and settlement exposure to their correspondent banks; (iv) rules implementing the FDICIA provision prohibiting, with certain exceptions, FDIC-insured state banks from making equity investments of the types and amount, or from engaging as principal in activities, not permissible for national banks; (v) rules mandating enhanced financial reporting and audit requirements; and (vi) notice provisions in the case of branch closings.

     The Company expects the rules and regulations adopted pursuant to FDICIA will result in increased compliance costs for the Company and its bank subsidiaries but does not expect such rules and regulations to have a material impact on the operations of the Company or its bank subsidiaries.

OTHER

     Under Federal Reserve Board policy, the Company is expected to act as a source of financial strength to each bank subsidiary and to commit resources to support such bank subsidiary in circumstances where it might not do so absent such policy. Any loans by a bank holding company to any of its subsidiary banks are subordinate in right of payment to deposits and to certain other indebtedness of the subsidiary banks. In the event of a bank holding company's bankruptcy, any commitment by the bank holding company to a Federal bank regulatory agency to maintain the capital of a subsidiary bank at a certain level will be assumed by the bankruptcy trustee and entitled to a priority of payment.

     The bank subsidiaries of the Company are subject to certain restrictions imposed by Federal law on extensions of credit to, and certain other transactions with, the Company and certain other affiliates and on investments in stock or securities thereof. Such restrictions prevent the Company and other affiliates from borrowing from a bank subsidiary unless the loans are secured in specified amounts. Without the prior approval of the Federal Reserve Board, secured loans, other transactions and investments by any bank subsidiary are generally limited in amount as to the Company and as to each of the other affiliates to 10% of the bank's capital and surplus and as to the Company and all such other affiliates to an aggregate of 20% of the bank's capital and surplus. Federal law also requires that transactions between a bank subsidiary and the Company or certain non-bank affiliates, including extensions of credit, sales of securities or assets and the provision of services, be conducted on terms at least as favorable to the bank subsidiary as those that apply or that would apply to comparable transactions with unaffiliated parties.

                                    EXPERTS

     The financial statements of the Company incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 1994 have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                 LEGAL OPINIONS

     The validity of the Offered Securities being offered hereby will be passed upon for the Company by Simpson Thacher & Bartlett (a partnership which includes professional corporations), New York, New York, and for any underwriters by Cravath, Swaine & Moore, New York, New York. Cravath, Swaine & Moore has represented and continues to represent the Company and its subsidiaries in a substantial number of matters on a regular basis.

------------------------------------------------------
------------------------------------------------------

    NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS SUPPLEMENT, ANY PRICING SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY AGENT. THIS PROSPECTUS SUPPLEMENT, ANY PRICING SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS DO NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT, ANY PRICING SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS NOR ANY SALE MADE HEREUNDER OR THEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THEREOF.
                               ------------------

                               TABLE OF CONTENTS

                                            PAGE
                                            -----
PROSPECTUS SUPPLEMENT

PROSPECTUS
Available Information....................       2
Incorporation of Certain Documents by
  Reference..............................       2
Chemical Banking Corporation.............       3
Consolidated Ratios of Earnings to Fixed
  Charges................................       4
Use of Proceeds..........................       4
Description of Debt Securities...........       4
Description of Preferred Stock...........      15
Description of Common Stock..............      22
Description of Securities Warrants.......      23
Risk Factors Relating to Currency
  Warrants...............................      24
Description of Currency Warrants.........      25
Plan of Distribution.....................      26
Certain Regulatory Matters...............      28
Experts..................................      31
Legal Opinions...........................      31

------------------------------------------------------
------------------------------------------------------
------------------------------------------------------
------------------------------------------------------

                             (LOGO)CHEMICAL BANKING
                                  CORPORATION

                                  ------------

                             PROSPECTUS SUPPLEMENT
                              __________ __, 19__

                                  ------------

------------------------------------------------------
------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     Estimated expenses in connection with the issuance and distribution of the securities being registered other than underwriting compensation are as follows:

    Registration fee -- Securities and Exchange Commission...................   $600,000
    Blue Sky fees and expenses...............................................      5,000*
    Attorneys' fees and expenses.............................................     25,000*
    Accountants' fees and expenses...........................................     20,000*
    Printing and engraving expenses..........................................     20,000*
    Rating agency fees.......................................................     50,000*
    Trustee fees.............................................................     30,000*
    Miscellaneous expenses...................................................     10,000*
                                                                                --------
         Total...............................................................   $760,000*


---------------

*Estimated.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Pursuant to the Delaware General Corporation Law ("DGCL"), a corporation may indemnify any person in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than a derivative action by or in the right of such corporation) who is or was a director, officer, employee or agent of such corporation, or serving at the request of such corporation in such capacity for another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of such corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

     The DGCL also permits indemnification by a corporation under similar circumstances for expenses (including attorneys' fees) actually and reasonably incurred by such persons in connection with the defense or settlement of a derivative action, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to such corporation unless the Court of Chancery or the court in which such action or suit was brought shall determine upon application that such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

     The DGCL provides that the indemnification described above shall not be deemed exclusive of other indemnification that may be granted by a corporation pursuant to its By-Laws, disinterested directors' vote, stockholders' vote, agreement or otherwise.

     The DGCL also provides corporations with the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation in a similar capacity for another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him or her in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liability as described above.

     The Restated Certificate of Incorporation of Chemical Banking Corporation (the "Registrant") provides that, to the fullest extent that the DGCL as from time to time in effect permits the limitation or elimination of the liability of directors, no director of the Registrant shall be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director.

     The Registrant's Restated Certificate of Incorporation empowers the Registrant to indemnify any director, officer, employee or agent of the Registrant or any other person who is serving at the Registrant's request in any such capacity with another corporation, partnership, joint venture, trust or other enterprise (including, without limitation, an employee benefit plan) to the fullest extent permitted under the DGCL as from time to time in effect, and any such indemnification may continue as to any person who has ceased to be a director, officer, employee or agent and may inure to the benefit of the heirs, executors and administrators of such a person.

     The Registrant's Restated Certificate of Incorporation also empowers the Registrant by action of its Board of Directors, notwithstanding any interest of the directors in the action, to purchase and maintain insurance in such amounts as the Board of Directors deems appropriate to protect any director, officer, employee or agent of the Registrant or any other person who is serving at the Registrant's request in any such capacity with another corporation, partnership, joint venture, trust or other enterprise (including, without limitation, an employee benefit plan) against any liability asserted against him or incurred by him in any such capacity arising out of his status as such (including, without limitation, expenses, judgments, fines (including any excise taxes assessed on a person with respect to any employee benefit plan) and amounts paid in settlement) to the fullest extent permitted under the DGCL as from time to time in effect, whether or not the Registrant would have the power or be required to indemnify any such individual under the terms of any agreement or by-law or the DGCL.

     In addition, the Registrant's By-laws require indemnification to the fullest extent permitted under applicable law, as from time to time in effect. The By-laws provide a clear and unconditional right to indemnification for expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by any person in connection with any threatened, pending or completed investigation, claim, action, suit or proceeding, whether civil, administrative or investigative (including, to the extent permitted by law, any derivative action) by reason of the fact that such person is or was serving as a director, officer, employee or agent of the Registrant or, at the request of the Registrant, of another corporation, partnership, joint venture, trust or other enterprise (including, without limitation, an employee benefit plan). The By-laws specify that the right to indemnification so provided is a contract right, set forth certain procedural and evidentiary standards applicable to the enforcement of a claim under the By-laws, entitle the persons to be indemnified to be reimbursed for the expenses of prosecuting any such claim against the Registrant and entitle them to have all expenses incurred in advance of the final disposition of a proceeding paid by the Registrant. Such provisions, however, are intended to be in furtherance and not in limitation of the general right to indemnification provided in the By-laws, which right of indemnification and of advancement of expenses is not exclusive.

     The Registrant's By-laws also provide that the Registrant may enter into contracts with any director, officer, employee or agent or the Registrant in furtherance of the indemnification provisions in the By-laws, as well as create a trust fund, grant a security interest or use other means (including, without limitation, a letter of credit) to ensure payment of amounts indemnified.

ITEM 16.  LIST OF EXHIBITS.

EXHIBIT
NUMBER                                    DOCUMENT DESCRIPTION
------                                    --------------------
  1.1     Form of Debt Securities Underwriting Agreement (including form of Delayed Delivery
          Contract) (incorporated by reference to Exhibit 1 to Registration Statement on Form
          S-3 (File No. 33-13062) of Chemical Banking Corporation).
  1.2     Form of Master Agency Agreement, dated as of February 1, 1990, as amended and restated as of April 30, 1993, between Chemical Banking Corporation and Merrill
          Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Bear, Stearns & Co.
          Inc., The First Boston Corporation, Goldman, Sachs & Co., Shearson Lehman Brothers
          Inc., Morgan, Stanley & Co. Incorporated and Salomon Brothers Inc (incorporated by reference to Exhibit 1 to the Current Report on Form 8-K dated June 22, 1993 of
          Chemical Banking Corporation).
  1.3     Form of Preferred Stock Underwriting Agreement (incorporated by reference to Exhibit
          1 to Registration Statement on Form S-3 (File No. 33-25139) of Chemical Banking
          Corporation).
  1.4     Form of Common Stock Underwriting Agreement (incorporated by reference to Exhibit
          1.1 to Registration Statement on Form S-3 (File No. 33-58634) of Chemical Banking
          Corporation).
  2.1     Agreement and Plan of Merger, dated as of August 27, 1995, between Chemical Banking
          Corporation and The Chase Manhattan Corporation (incorporated by reference to Exhibit
          2.1 to the Registration Statement on Form S-4 (File No. 33-63833) of Chemical Banking
          Corporation).
  2.2     Stock Option Agreement, dated as of August 27, 1995, between Chemical Banking
          Corporation, as Issuer, and The Chase Manhattan Corporation, as Grantee (incorporated by reference to Exhibit 2.2 to the Registration Statement on Form S-4 (File No.
          33-63833) of Chemical Banking Corporation).
  2.3     Stock Option Agreement, dated as of August 27, 1995, between The Chase Manhattan
          Corporation, as Issuer, and Chemical Banking Corporation, as Grantee (incorporated by reference to Exhibit 2.3 to the Registration Statement on Form S-4 (File No. 33-63833)
          of Chemical Banking Corporation).
  2.4     Employee Benefits Agreement, dated as of August 27, 1995, between Chemical Banking
          Corporation and The Chase Manhattan Corporation (incorporated by reference to Exhibit
          2.4 to the Registration Statement on Form S-4 (File No. 33-63833) of Chemical Banking
          Corporation).
  3.1     Restated Certificate of Incorporation of Chemical Banking Corporation (incorporated by reference to Exhibit 3.1 of the Annual Report on Form 10-K dated December 31, 1993 of Chemical Banking Corporation).
  3.2     Certificate of Designations of the Adjustable Rate Cumulative Preferred Stock, Series L,
          of Chemical Banking Corporation (incorporated by reference to Exhibit 2 of the
          Registration Statement on Form 8-A of Chemical Banking Corporation dated June 6, 1994).
  3.3     By-Laws of Chemical Banking Corporation, as amended (incorporated by reference to Exhibit
          3.2 of the Annual Report on Form 10-K dated December 31, 1993 of Chemical Banking
          Corporation).

EXHIBIT
NUMBER                                    DOCUMENT DESCRIPTION
------                                    --------------------
  4.1     Rights Agreement, dated as of April 13, 1989, between Chemical Banking Corporation and Chemical Bank (as successor rights agent to Harris Trust Company of New York)
          (incorporated by reference to Exhibit 1 to the Registration Statement on Form 8-A
          of Chemical Banking Corporation dated April 13, 1989).
  4.2     Amendment to Rights Agreement, dated as of August 27, 1995, between Chemical Banking
          Corporation and Chemical Bank (incorporated by reference to Exhibit 4 to the
          Current Report on Form 8-K of Chemical Banking Corporation dated August 27, 1995).
  4.3     Form of Certificates for shares of Common Stock (incorporated by reference to
          Exhibit 4.3 to the Registration Statement on Form S-3 (File No. 33-26028) of
          Chemical Banking Corporation).
  4.4     Form of Certificate of Designations for Preferred Stock (incorporated by reference to Exhibit 4.13 to the Registration Statement on Form S-3 (File No. 33-47105) of
          Chemical Banking Corporation).
  4.5     Form of Certificate for shares of Preferred Stock (incorporated by reference to
          Exhibit 4.3 to the Registration Statement on Form S-3 (File No. 33-25139) of
          Chemical Banking Corporation).
  4.6     Form of Deposit Agreement (incorporated by reference to Exhibit 4.6 to the
          Registration Statement on Form S-3 (File No. 33-25139) of Chemical Banking
          Corporation).
  4.7     Form of Depositary Receipt of Depository Shares (incorporated by reference to
          Exhibit 4.5 to the Registration Statement on Form S-3 (File No. 33-25139) of
          Chemical Banking Corporation).
  4.8     Form of Indenture dated as of December 1, 1989, between Chemical Banking Corporation and The Chase Manhattan Bank (National Association), which Indenture includes the form of Debt Securities (incorporated by reference to Exhibit 4.9 to the
          Registration Statement on Form S-3 (File No. 33-32409) of Chemical Banking
          Corporation).
  4.9     Form of Indenture dated as of April 1, 1987, as amended and restated as of December
          15, 1992, between Chemical Banking Corporation and Morgan Guaranty Trust Company of
          New York, as Trustee (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K of Chemical Banking Corporation dated December 22, 1992).
  4.10    Form of Senior Debt Note (incorporated by reference to Exhibit 4.1 to the
          Registration Statement on Form S-3 (File No. 33-36164) of Chemical Banking
          Corporation).
  4.11    Form of Subordinated Debt Note (incorporated by reference to Exhibit 4.4 to the
          Current Report on Form 8-K dated March 8, 1989 of Chemical Banking Corporation).
  4.12    Form of Equity Commitment Note (incorporated by reference to Exhibit 4.2 to the
          Registration Statement on Form S-3 (File No. 33-15230) of Chemical Banking
          Corporation).
  4.13    Form of Equity Contract Note (incorporated by reference to Exhibit 4.3 to the
          Registration Statement on Form S-3 (File No. 33-15230) of Chemical Banking
          Corporation).
  4.14    Form of Debt Securities Warrant Agreement (incorporated by reference to Exhibit 4.23 to the Registration Statement on Form S-3 (File No. 33-47105) of Chemical Banking
          Corporation).
  4.15    Form of Preferred Stock Warrant Agreement (incorporated by reference to Exhibit 4.24 to the Registration Statement on Form S-3 (File No. 33-47105) of Chemical Banking
          Corporation).
  4.16    Form of Common Stock Warrant Agreement (incorporated by reference to Exhibit 4.25 to the Registration Statement on Form S-3 (File No. 33-47105) of Chemical Banking
          Corporation).
  4.17    Form of Currency Warrants Warrant Agreement (incorporated by reference to Exhibit
          4.26 to the Registration Statement on Form S-3 (File No. 33-47105) of Chemical
          Banking Corporation).
  4.18    Form of Fixed Rate Senior Medium-Term Notes, Series C (incorporated by reference to
          Exhibit 4.1 to the Current Report on Form 8-K dated June 22, 1993 of Chemical
          Banking Corporation).
  4.19    Form of Global Certificate representing Fixed Rate Senior Medium-Term Notes, Series
          C (incorporated by reference to Exhibit 4.2 to the Current Report on Form 8-K dated
          June 22, 1993 of Chemical Banking Corporation).
  4.20    Form of Floating Rate Senior Medium-Term Notes, Series C (incorporated by reference to Exhibit 4.3 to Current Report on Form 8-K dated June 22, 1993 of Chemical Banking
          Corporation).
  4.21    Form of Global Certificate representing Floating Rate Senior Medium-Term Note,
          Series C (incorporated by reference to Exhibit 4.4 to Current Report on Form 8-K dated June 22, 1993 of Chemical Banking Corporation).

EXHIBIT
NUMBER                                    DOCUMENT DESCRIPTION
------    ------------------------------------------------------------------------------------
  4.22    Form of Fixed Rate Subordinated Medium-Term Notes, Series A (incorporated by reference to Exhibit 4.5 to Current Report on Form 8-K dated June 22, 1993 of
          Chemical Banking Corporation).
  4.23    Form of Global Certificate representing Fixed Rate Subordinated Medium-Term Notes,
          Series A (incorporated by reference to Exhibit 4.6 to Current Report on Form 8-K dated June 22, 1993 of Chemical Banking Corporation).
  4.24    Form of Floating Rate Subordinated Medium-Term Notes, Series A (incorporated by reference to Exhibit 4.7 to Current Report on Form 8-K dated June 22, 1993 of
          Chemical Banking Corporation).
  4.25    Form of Global Certificate representing Floating Rate Subordinated Medium-Term
          Notes, Series A (incorporated by reference to Exhibit 4.8 to Current Report on Form
          8-K dated June 22, 1993 of Chemical Banking Corporation).
  5       Opinion of Simpson Thacher & Bartlett.*
 12.1     Computation of Ratios of Earnings to Fixed Charges and Preferred Stock Dividend
          Requirements (incorporated by reference to Exhibits 12.0 and 12.1 to the Annual
          Report on Form 10-K dated December 31, 1994 of Chemical Banking Corporation).
 12.2     Computation of Ratios of Earnings to Fixed Charges and Preferred Stock Dividend
          Requirements for the nine months ended September 30, 1995 (incorporated by reference to Exhibits 12(a) and 12(b) to the Quarterly Report on Form 10-Q dated September
          30, 1995 of Chemical Banking Corporation).
 23.1     Consent of Price Waterhouse LLP.*
 23.2     Consent of Simpson Thacher & Bartlett (included in Exhibit 5).
 24       Powers of Attorney.*
 25.1     Form T-1 Statement of Eligibility and Qualifications under the Trust Indenture Act of 1939 of The Chase Manhattan Bank (National Association).**
 25.2     Form T-1 Statement of Eligibility and Qualifications under the Trust Indenture Act of 1939 of Morgan Guaranty Trust Company of New York.**

------------------
 *  Filed herewith.
**  To be filed by amendment.

ITEM 17.  UNDERTAKINGS.

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to
Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned Registrant hereby undertakes to file an application for the purpose of determining the eligibility of a trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Act.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Registration Statement on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on November 15, 1995.

                                         CHEMICAL BANKING CORPORATION
                                                (Registrant)

                                          By       /s/  JOHN B. WYNNE
                                             -----------------------------------
                                                  (John B. Wynne, Secretary)

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

                  SIGNATURE                      TITLE
                  ---------                      -----

                      *                          Director, Chairman of the Board
---------------------------------------------    and Chief Executive Officer
           (Walter V. Shipley)                   (Principal Executive Officer)

                      *                          Director and President
---------------------------------------------
             (Edward D. Miller)

                      *                          Director and Vice Chairman
---------------------------------------------
         (William B. Harrison, Jr.)

                      *                          Director
---------------------------------------------
           (Frank A. Bennack, Jr.)

                      *                          Director
---------------------------------------------
            (Michel C. Bergerac)

                      *                          Director
---------------------------------------------
            (Randolph W. Bromery)

                      *                          Director
---------------------------------------------
          (Charles W. Duncan, Jr.)


                  SIGNATURE                      TITLE
                  ---------                      -----
                      *                          Director
---------------------------------------------
             (Melvin R. Goodes)
                      *                          Director
---------------------------------------------
              (George V. Grune)
                      *                          Director
---------------------------------------------
              (Harold S. Hook)
                      *                          Director
---------------------------------------------
             (Helene L. Kaplan)
                      *                          Director
---------------------------------------------
            (J. Bruce Llewellyn)
                      *                          Director
---------------------------------------------
             (John P. Mascotte)
                      *                          Director
---------------------------------------------
           (John F. McGillicuddy)
                      *                          Director
---------------------------------------------
             (Andrew C. Sigler)
                      *                          Director
---------------------------------------------
             (Michael I. Sovern)
                      *                          Director
---------------------------------------------
             (John R. Stafford)
                      *                          Director
---------------------------------------------
              (W. Bruce Thomas)
                      *                          Director
---------------------------------------------
            (Marina v.N. Whitman)
                      *                          Director
---------------------------------------------
              (Richard D. Wood)

                  SIGNATURE                      TITLE
                  ---------                      -----
                      *                          Executive Vice President
---------------------------------------------    and Chief Financial Officer
              (Peter J. Tobin)                   (Principal Financial Officer)
                      *                          Senior Vice President and Controller
---------------------------------------------    (Principal Accounting Officer)
            (Joseph L. Sclafani)

     *John B. Wynne hereby signs this Registration Statement on behalf of each of the indicated persons for whom he is attorney-in-fact on November 15, 1995 pursuant to a power of attorney filed herewith.


                                          By        /s/  JOHN B. WYNNE
                                             ----------------------------------
                                                        (John B. Wynne)
Dated: November 15, 1995

                                 EXHIBIT INDEX

EXHIBIT                                                                             SEQUENTIAL
NUMBER                              DOCUMENT DESCRIPTION                            PAGE NUMBER
------    ------------------------------------------------------------------------  -----------
  1.1     Form of Debt Securities Underwriting Agreement (including form of
          Delayed Delivery Contract) (incorporated by reference to Exhibit 1 to
          Registration Statement on Form S-3 (File No. 33-13062) of Chemical
          Banking Corporation).
  1.2     Form of Master Agency Agreement, dated as of February 1, 1990, as amended and restated as of April 30, 1993, between Chemical Banking
          Corporation and Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner &
          Smith Incorporated, Bear, Stearns & Co. Inc., The First Boston
          Corporation, Goldman, Sachs & Co., Shearson Lehman Brothers Inc.,
          Morgan, Stanley & Co. Incorporated and Salomon Brothers Inc
          (incorporated by reference to Exhibit 1 to the Current Report on Form
          8-K dated June 22, 1993 of Chemical Banking Corporation).
  1.3     Form of Preferred Stock Underwriting Agreement (incorporated by reference to Exhibit 1 to Registration Statement on Form S-3 (File No.
          33-25139) of Chemical Banking Corporation).
  1.4     Form of Common Stock Underwriting Agreement (incorporated by reference to Exhibit 1.1 to Registration Statement on Form S-3 (File No. 33-58634)
          of Chemical Banking Corporation).
  2.1     Agreement and Plan of Merger, dated as of August 27, 1995, between
          Chemical Banking Corporation and The Chase Manhattan Corporation
          (incorporated by reference to Exhibit 2.1 to the Registration Statement on Form S-4 (File No. 33-63833) of Chemical Banking Corporation).
  2.2     Stock Option Agreement, dated as of August 27, 1995, between Chemical
          Banking Corporation, as Issuer, and The Chase Manhattan Corporation, as
          Grantee (incorporated by reference to Exhibit 2.2 to the Registration
          Statement on Form S-4 (File No. 33-63833) of Chemical Banking Corporation).
  2.3     Stock Option Agreement, dated as of August 27, 1995, between The Chase
          Manhattan Corporation, as Issuer, and Chemical Banking Corporation, as
          Grantee (incorporated by reference to Exhibit 2.3 to the Registration
          Statement on Form S-4 (File No. 33-63833) of Chemical Banking Corporation).
  2.4     Employee Benefits Agreement, dated as of August 27, 1995, between Chemical
          Banking Corporation and The Chase Manhattan Corporation (incorporated by reference to Exhibit 2.4 to the Registration Statement on Form S-4
          (File No. 33-63833) of Chemical Banking Corporation).
  3.1     Restated Certificate of Incorporation of Chemical Banking Corporation
          (incorporated by reference to Exhibit 3.1 of the Annual Report on Form 10-K dated December 31, 1993 of Chemical Banking Corporation).
  3.2     Certificate of Designations of the Adjustable Rate Cumulative Preferred Stock,
          Series L, of Chemical Banking Corporation (incorporated by reference to
          Exhibit 2 of the Registration Statement on Form S-A of Chemical Banking
          Corporation dated June 6, 1994).
  3.3     By-Laws of Chemical Banking Corporation, as amended (incorporated by reference to Exhibit 3.2 of the Annual Report on Form 10-K dated December 31, 1993 of
          Chemical Banking Corporation).

EXHIBIT                                                                             SEQUENTIAL
NUMBER                              DOCUMENT DESCRIPTION                            PAGE NUMBER
------    ------------------------------------------------------------------------  -----------
  4.1     Rights Agreement, dated as of April 13, 1989, between Chemical Banking
          Corporation and Chemical Bank (as successor rights agent to Harris Trust
          Company of New York) (incorporated by reference to Exhibit 1 to the
          Registration Statement on Form 8-A of Chemical Banking Corporation
          dated April 13, 1989).
  4.2     Amendment to Rights Agreement, dated as of August 27, 1995, between
          Chemical Banking Corporation and Chemical Bank (incorporated by reference to Exhibit 4 to the Current Report on Form 8-K of Chemical
          Banking Corporation dated August 27, 1995).
  4.3     Form of Certificates for shares of Common Stock (incorporated by reference to Exhibit 4.3 to the Registration Statement on Form S-3 (File
          No. 33-26028) of Chemical Banking Corporation).
  4.4     Form of Certificate of Designations for Preferred Stock (incorporated by reference to Exhibit 4.13 to the Registration Statement on Form S-3
          (File No. 33-47105) of Chemical Banking Corporation).
  4.5     Form of Certificate for shares of Preferred Stock (incorporated by reference to Exhibit 4.3 to the Registration Statement on Form S-3 (File
          No. 33-25139) of Chemical Banking Corporation).
  4.6     Form of Deposit Agreement (incorporated by reference to Exhibit 4.6 to the Registration Statement on Form S-3 (File No. 33-25139) of Chemical
          Banking Corporation).
  4.7     Form of Depositary Receipt of Depository Shares (incorporated by reference to Exhibit 4.5 to the Registration Statement on Form S-3 (File
          No. 33-25139) of Chemical Banking Corporation).
  4.8     Form of Indenture dated as of December 1, 1989, between Chemical Banking
          Corporation and The Chase Manhattan Bank (National Association), which
          Indenture includes the form of Debt Securities (incorporated by reference to Exhibit 4.9 to the Registration Statement on Form S-3 (File
          No. 33-32409) of Chemical Banking Corporation).
  4.9     Form of Indenture dated as of April 1, 1987, as amended and restated as of December 15, 1992, between Chemical Banking Corporation and Morgan
          Guaranty Trust Company of New York, as Trustee (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K of Chemical
          Banking Corporation dated December 22, 1992).
  4.10    Form of Senior Debt Note (incorporated by reference to Exhibit 4.1 to the Registration Statement on Form S-3 (File No. 33-36164) of Chemical
          Banking Corporation).
  4.11    Form of Subordinated Debt Note (incorporated by reference to Exhibit 4.4 to the Current Report on Form 8-K dated March 8, 1989 of Chemical
          Banking Corporation).
  4.12    Form of Equity Commitment Note (incorporated by reference to Exhibit 4.2 to the Registration Statement on Form S-3 (File No. 33-15230) of
          Chemical Banking Corporation).
  4.13    Form of Equity Contract Note (incorporated by reference to Exhibit 4.3 to the Registration Statement on Form S-3 (File No. 33-15230) of
          Chemical Banking Corporation).
  4.14    Form of Debt Securities Warrant Agreement (incorporated by reference to
          Exhibit 4.23 to the Registration Statement on Form S-3 (File No.
          33-47105) of Chemical Banking Corporation).

EXHIBIT                                                                             SEQUENTIAL
NUMBER                              DOCUMENT DESCRIPTION                            PAGE NUMBER
------    ------------------------------------------------------------------------  -----------
  4.15    Form of Preferred Stock Warrant Agreement (incorporated by reference to
          Exhibit 4.24 to the Registration Statement on Form S-3 (File No.
          33-47105) of Chemical Banking Corporation).
  4.16    Form of Common Stock Warrant Agreement (incorporated by reference to Ex-
          hibit 4.25 to the Registration Statement on Form S-3 (File No. 33-47105)
          of Chemical Banking Corporation).
  4.17    Form of Currency Warrants Warrant Agreement (incorporated by reference to Exhibit 4.26 to the Registration Statement on Form S-3 (File No.
          33-47105) of Chemical Banking Corporation).
  4.18    Form of Fixed Rate Senior Medium-Term Notes, Series C (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K dated June
          22, 1993 of Chemical Banking Corporation).
  4.19    Form of Global Certificate representing Fixed Rate Senior Medium-Term
          Notes, Series C (incorporated by reference to Exhibit 4.2 to the Current
          Report on Form 8-K dated June 22, 1993 of Chemical Banking Corporation).
  4.20    Form of Floating Rate Senior Medium-Term Notes, Series C (incorporated by reference to Exhibit 4.3 to Current Report on Form 8-K dated June 22,
          1993 of Chemical Banking Corporation).
  4.21    Form of Global Certificate representing Floating Rate Senior Medium-Term
          Note, Series C (incorporated by reference to Exhibit 4.4 to Current
          Report on Form 8-K dated June 22, 1993 of Chemical Banking Corporation).
  4.22    Form of Fixed Rate Subordinated Medium-Term Notes, Series A
          (incorporated by reference to Exhibit 4.5 to Current Report on Form 8-K dated June 22, 1993 of Chemical Banking Corporation).
  4.23    Form of Global Certificate representing Fixed Rate Subordinated
          Medium-Term Notes, Series A (incorporated by reference to Exhibit 4.6 to
          Current Report on Form 8-K dated June 22, 1993 of Chemical Banking
          Corporation).
  4.24    Form of Floating Rate Subordinated Medium-Term Notes, Series A
          (incorporated by reference to Exhibit 4.7 to Current Report on Form 8-K dated June 22, 1993 of Chemical Banking Corporation).
  4.25    Form of Global Certificate representing Floating Rate Subordinated
          Medium-Term Notes, Series A (incorporated by reference to Exhibit 4.8 to
          Current Report on Form 8-K dated June 22, 1993 of Chemical Banking
          Corporation).
  5       Opinion of Simpson Thacher & Bartlett.*
 12.1     Computation of Ratios of Earnings to Fixed Charges and Preferred Stock
          Dividend Requirements (incorporated by reference to Exhibits 12.0 and
          12.1 to the Annual Report on Form 10-K dated December 31, 1994 of Chemical
          Banking Corporation).
 12.2     Computation of Ratios of Earnings to Fixed Charges and Preferred Stock
          Dividend Requirements for the nine months ended September 30, 1995
          (incorporated by reference to Exhibits 12(a) and 12(b) to the Quarterly
          Report on Form 10-Q dated September 30, 1995 of Chemical Banking
          Corporation).
 23.1     Consent of Price Waterhouse LLP.*
 23.2     Consent of Simpson Thacher & Bartlett (included in Exhibit 5).
 24       Powers of Attorney.*
 25.1     Form T-1 Statement of Eligibility and Qualifications under the Trust
          Indenture Act of 1939 of The Chase Manhattan Bank (National
          Association).**
 25.2     Form T-1 Statement of Eligibility and Qualifications under the Trust
          Indenture Act of 1939 of Morgan Guaranty Trust Company of New York.**

------------------
 * Filed herewith.
** To be filed by amendment.